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SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2003

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-29092	54-1708481
(Commission File No.)	(IRS Employer Identification No.)

1700 Old Meadow Road, Suite 300,
McLean, VA 22102
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (703) 902-2800

Item 5. Other Events.

A.    Proposed Offering of Notes.

        On September 4, 2003, Primus Telecommunications Group, Incorporated (the "Company") issued a press release announcing its proposed offering pursuant to Rule 144A under the Securities Act of 1933 (the "Offering") of an aggregate of $75.0 million of convertible senior notes due 2010 (the "Notes").

B.    Government Regulation Update.

        The following sets forth certain information contained in the preliminary offering memorandum dated September 5, 2003 concerning the Offering (the "Preliminary Offering Memorandum"). Such information describes the regulatory environment in our principal operating markets, principally updates regulatory developments during 2003 and supersedes the information set forth under "Part I. Item 1. Business—Government Regulation" in our Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission on March 31, 2003. Except as otherwise indicated in the supplemental information set forth below, or as the context may otherwise require, the words "we," our," "us" and "Primus" refer to the Company and its subsidiaries.

Government Regulation

        As a global telecommunications company, we are subject to varying degrees of regulation in each of the jurisdictions in which we provide services. Local laws and regulations, and the interpretation of such laws and regulations, differ significantly among the jurisdictions in which we operate. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on us, that domestic or international regulators or third parties will not raise material issues with regard to our compliance or noncompliance with applicable regulations or that regulatory activities will not have a material adverse effect on us.

        Regulation of the telecommunications industry is changing rapidly both domestically and globally. Privatization and deregulation have had, and are expected to continue to have, significant effects on competition in the industry. For example, as a result of legislation enacted in the United States, the regional Bell operating companies (RBOCs) have been allowed to enter the long distance markets in many states. AT&T, MCI, Sprint and other long distance carriers have expanded their services to include local telephone services. In addition, competition has increased in the European Union (EU) communications markets as a result of legislation enacted at the EU level. Beginning in 1990, a number of legislative measures were adopted which culminated in the full liberalization of telecommunications markets throughout most EU member states as of January 1, 1998. This increase in competition could adversely affect net revenue per minute and gross margin as a percentage of net revenue. In addition, the World Trade Organization Agreement, which reflects efforts to dismantle government-owned telecommunications monopolies throughout Europe and Asia may affect us. Although we believe that these deregulation efforts will create opportunities for new entrants in the telecommunications service industry, there can be no assurance that they will be implemented in a manner that would benefit us. Further the increase in providers vying for a limited market share will require us to maintain competitive rate structures.

        The regulatory frameworks in certain jurisdictions in which we provide services are described below:

United States

        In the United States, our services are subject to the provisions of the Communications Act of 1934, the Federal Communications Commission (FCC) regulations thereunder, as well as the applicable laws and regulations of the various states and state regulatory commissions.

        As a carrier offering services to the public, we must comply with the requirements of common carriage under the Communications Act, including the offering of service on a nondiscriminatory basis at just and reasonable rates, and obtaining FCC approval prior to any assignment of authorizations or any transfer of de jure or de facto control of the company.

        International Service Regulation.    International common carriers like us are required to obtain authority under Section 214 of the Communications Act. We have obtained all required authorizations from the FCC to use, on a facilities and resale basis, various transmission media for the provision of international switched services and international private line services on a nondominant carrier basis. The FCC is considering a number of international service issues in the context of several policy rulemaking proceedings in response to specific petitions and applications filed by other international carriers. We are unable to predict how the FCC will resolve the pending international policy issues or how such resolution will affect our international business. In recent years, the FCC has taken steps to streamline regulation of international services where competition can provide consumers with lower rates and choices among carriers and services. To that end, with some exceptions, current FCC rules require facilities-based United States carriers, like us, with operating agreements with dominant foreign carriers, to abide by the International Settlements Policy by following uniform accounting rates, 50/50 split in settlement rates, and proportionate return of traffic. United States carrier arrangements with nondominant foreign carriers are not subject to these requirements. We may take advantage of these more flexible arrangements with nondominant foreign carriers, and the greater pricing flexibility that may result, but we may also face greater price competition from other international service carriers.

        Pursuant to a change in rules by the FCC, we have replaced our international and domestic FCC tariff with a general service agreement and price list posted on our Web site (also as required by FCC order). This "detariffing" has given us greater pricing flexibility in our service offerings, but we are no longer entitled to legal protection under the "filed rate doctrine," which provides protection to carriers from customers' legal actions challenging terms and conditions of service.

        Domestic Service Regulation.    We are considered a non-dominant domestic interstate carrier subject to minimal regulation by the FCC. We are not required to obtain FCC authority to initiate or expand our domestic interstate operations, but we are required to obtain FCC approval to transfer control or discontinue service and to file various reports and pay various fees and assessments. Among other things, interstate common carriers must offer service on a nondiscriminatory basis at just and reasonable rates. In addition, as a non-dominant carrier, we are subject to the FCC's complaint jurisdiction. In particular, we may be subject to complaint proceedings in conjunction with alleged noncompliance such as unauthorized changes in a customer's preferred carrier. We are also subject to the Communications Assistance for Law Enforcement Act and certain FCC regulations which require telecommunications common carriers to modify their networks to allow law enforcement authorities to perform electronic surveillance.

        Our costs of providing long distance services will be affected by changes in the switched access charge rates imposed by local exchange carriers (LECs) for origination and termination of calls over local facilities. FCC rules currently cap the rates that both incumbent and competitive LECs may charge for switched access, and restrain incumbent LECs ability to change their charges. The FCC's decision to place caps on competitive LECs charges has been appealed in court and is on reconsideration at the FCC. The FCC continues to grant incumbent LECs greater pricing flexibility and relaxed regulation of access services in those markets where there are other providers of access services. On August 21, 2003, the FCC issued revised rules regarding Unbundled Network Elements (UNEs) that apply to pricing and other terms upon which incumbent LECs provide services and facilities to competitive local exchange carriers (CLECs). Depending on how these rules are revised and implemented between LECs, we may have fewer competitive choices among LECs and, as a result, could see an increase in our termination and origination costs over time.

        All interstate telecommunications carriers, including us, are required to make contributions to support federal universal service programs. The FCC is currently considering revisions to its universal service funding mechanism and new regulations regarding carriers' pass-through of universal service costs to their customers. We cannot predict the outcome of these proceedings or their potential effect on us.

        Our voice over Internet protocol (VoIP) service operations are not currently subject to direct regulation by the FCC or state regulatory commissions. However, the future regulatory status of VoIP by the FCC and state regulatory bodies continues to be uncertain. The FCC has been collecting information regarding Internet protocol (IP) telephony services in various proceedings but has not yet decided whether such services should be subject to traditional common carrier telecommunications service regulation imposing, among other requirements, universal service contribution and access charge obligations. Congressional dissatisfaction with the FCC's treatment of IP telephony could result in legislation requiring the FCC to impose greater or lesser regulation. At least one state regulatory commission, the Minnesota Public Utilities Commission, recently ruled that intrastate VoIP services of a VoIP provider were telecommunications services subject to licensing and other regulatory obligations in Minnesota; this matter is likely to be appealed. Changes in the treatment of VoIP services could result in the imposition of burdensome regulation and fees on some of our services and/or increase certain of our operating costs.

        On August 21, 2003, the FCC issued its new regulations in the "UNE Triennial Review," revising the regulations that affect the provision of local telecommunications and broadband services. This order limits the ability of long distance carriers to use Enhanced Extended Loops for originating and terminating access rather than more expensive special access services. This change limits our opportunity to take advantage of lower cost access alternatives but also may raise the costs of our competitors. Additionally, the FCC's new rules make it more difficult for CLECs to provide digital subscriber line (DSL) services over unbundled incumbent local exchange carrier (ILEC) facilities. While this change does not affect the provision of service to our existing DSL customers, it could make it more difficult or more costly for us to purchase wholesale DSL services, which could impair our ability to provide our DSL services to new customers. Finally, the UNE Triennial Review extensively altered the regulations concerning the pricing and availability of certain UNEs used by CLECs in the provision of local telecommunications services. While we do not currently use UNEs in our services, these regulations could make it more difficult for us to use UNEs in the future, should we decide to initiate local service, which could affect our cost of providing local services.

        State Regulation.    Our intrastate long distance operations are subject to various state laws and regulations, including, in most jurisdictions, certification and tariff filing requirements. Primus Telecommunications, Inc. (PTI) maintains the necessary certificate and tariff approvals, where approvals are necessary, to provide intrastate long distance service in 49 states. PTI also maintains the necessary certificate to provide local services in Puerto Rico. Certain of our other subsidiaries, such as Trescom USA, Inc. and Least Cost Routing, Inc., also maintain certificates and tariffs in some states. Some states also require the filing of periodic reports, the payment of various fees and surcharges and compliance with service standards and consumer protection rules. States often require prior approval or notification for certain stock or asset transfers or, in several states, for the issuance of securities, debt or for name changes. As a certificated carrier, consumers may file complaints against us at the public service commissions. Certificates of authority can generally be conditioned, modified, canceled, terminated, or revoked by state regulatory authorities for failure to comply with state law and/or the rules, regulations and policies of the state regulatory authorities. Fines and other penalties also may be imposed for such violations. Public service commissions also regulate access charges and other pricing for telecommunications services within each state. The RBOCs and other LECs have been seeking reduction of state regulatory requirements, including greater pricing flexibility which, if granted, could subject us to increased price competition. We may also be required to contribute to universal service funds in some states.

        Wireless Service Regulations.    Through subsidiaries of TresCom International Inc., we hold several wireless licenses issued by the FCC. As a licensee authorized to provide microwave and satellite earth station services, we are subject to Title III of the Communications Act of 1934, as amended by the Telecommunications Act of 1996, and FCC regulations promulgated thereunder. Pursuant to Title III, foreign entities may not directly hold more than 20% of the stock or other ownership interests in an entity, including us, that holds certain types of FCC licenses, such as the wireless licenses held by TresCom International Inc. subsidiaries referred to above. In addition, unless granted an FCC waiver, foreign citizens and entities may not indirectly hold 25% or more of the stock or other ownership interest in such entities.

  Australia

        The provision of our services is subject to federal regulation in Australia. The two primary instruments of regulation are the Australian Telecommunications Act 1997 and federal regulation of anti-competitive practices pursuant to the Australian Trade Practices Act 1974. The current regulatory framework came into effect in July 1997.

        We are licensed under the Telecommunications Act 1997 to own and operate transmission facilities in Australia. Under the regulatory framework, we are not required to maintain a carriage license in order to supply carriage services to the public using network facilities owned by another carrier. Instead, with respect to carriage services, we must comply with legislated "service provider" rules contained in the Telecommunications Act 1997 covering matters such as compliance with the Telecommunications Act 1997, operator services, regulation of land access, directory assistance, provision of information to allow maintenance of an integrated public number database and itemized billing.

        Two federal regulatory authorities exercise control over a broad range of issues affecting the operation of the Australian telecommunications industry. The Australian Communications Authority (ACA) is the authority regulating matters including the licensing of carriers and technical matters, and the Australian Competition and Consumer Commission (ACCC) has the role of promotion of competition and consumer protection and in particular dealing with carrier to carrier interconnection and network access. We are required to comply with the terms of our own license, are subject to the greater controls applicable to licensed facilities-based carriers and are under the regulatory control of the ACA and the ACCC. In addition, other federal legislation, various regulations pursuant to delegated authority and legislation, ministerial declarations, codes, directions, licenses, statements of Australian government policy and court decisions affecting telecommunications carriers also apply to us. As a carrier we must also be a member of the Telecommunications Industry Ombudsman (TIO) Scheme. The TIO is responsible for handling complaints from consumers about carriers and Internet service providers. The TIO may impose financial penalties upon carriers that do not satisfactorily deal with consumer complaints.

        There is no limit to the number of carriers that may be licensed. Any company that meets the relevant financial and technical standards and complies with the license application process can become a licensed carrier permitted to own and operate transmission facilities in Australia. Carriers are licensed individually, are subject to charges that are intended to cover the costs of regulating the telecommunications industry and are obliged to comply with license conditions (including obligations to comply with the Telecommunications Act 1997 and with the telecommunications access regime and related facilities access obligations). Carriers also must meet the universal service obligation (USO), to assist in providing all Australians, particularly in remote areas, with reasonable access to standard telephone services and digital data services. Telstra is currently the sole universal service provider. One of our subsidiaries, Hotkey Internet Services, has been approved as a special digital service provider. Since 2000, the responsible Minister of the Australian government may make a determination of the amount of USO subsidies, with advice from the Australian Communications Authority. No methodology is provided in legislation and the Minister could make a determination of a universal service levy (USL) that would be material to us. However, the USL has been set until 2005 at levels (e.g., approximately 11 Australian dollars (AUD) per 1,000AUD of eligible revenue for the 2001-02 financial year) that we do not consider material.

        Fair Trading Practices.    The ACCC enforces legislation for the promotion of competition and consumer protection, particularly rights of access (including pricing for access) and interconnection. The ACCC can issue a competition notice to a carrier which has engaged in anti-competitive conduct. Where a competition notice has been issued, the ACCC can seek pecuniary penalties, and other carriers can seek damages, if the carrier continues to engage in the specified conduct.

        The Telecommunications Act 1997 package of legislation includes a telecommunications access regime that provides a framework for regulating access rights for specific carriage services and related services through the declaration of services by the ACCC. The regime establishes mechanisms within which the terms and conditions of access can be determined. The Australian government intends the access regime to reduce the power of Telstra and Singtel Optus (as the former protected fixed line carriers) and other carriers who may come to own or control important infrastructure or services necessary for competition.

Canada

        We, as a reseller of domestic Canadian telecommunications services, are largely unregulated by the Canadian Radio Television and Telecommunications Commission (CRTC). In particular, because we do not own or operate transmission facilities in Canada, we are not subject to direct regulation by the CRTC pursuant to the Canadian Telecommunications Act. Therefore, we may provide resold Canadian domestic long distance service without regulation of our rates, prices or the requirement to file tariffs. In addition, as described below, as a reseller we are not subject to restrictions on foreign ownership or control.

        In 2000, the CRTC implemented a revenue-based contribution regime to replace the per minute contribution charge formerly in place to support universal access. This new revenue-based contribution mechanism collects from a wider base of telecommunications service providers and has consequently lowered our contribution expenses considerably since 2001, to 1.3% of our net Canadian telecommunications service revenues in 2003.

        In a price cap decision issued in May 2002, the CRTC lowered the prices incumbent providers can charge competitors for a range of competitor services—i.e., facilities and services required by competitors to provide telecommunications services to their customers. Several proceedings are currently underway that may lead to reductions in the costs incurred by us for the lease of certain incumbent facilities and the interconnection of our network with the incumbents' local access network. These reduced rates may be effective on a retroactive basis to June 2002.

        Competition.    Long distance competition has been in place in Canada since 1990 for long distance resellers and since 1992 for facilities-based carriers. Since 1994, the incumbent LECs have been required to provide "equal access" which eliminated the need for customers of competitive long distance providers to dial additional digits when placing long distance calls. In June 1992, the CRTC issued its ground-breaking Telecom Decision CRTC 92-12 requiring the incumbent LECs to interconnect their networks with their facilities-based, as well as resale, competitors. However, these companies have now disbanded the Stentor alliance effective January 1, 1999, and former Stentor companies, Bell Canada and TELUS Communications, the two largest carriers in Canada, have begun to compete against one another. Other nationwide providers are Allstream (formerly AT&T Canada Corp.), Sprint Canada and 360 Networks. Additional long distance services competition is provided by a substantial resale long distance industry in Canada.

        Foreign Ownership Restrictions.    Under Canada's Telecommunications Act and certain regulations promulgated pursuant to such Act, foreign ownership restrictions are applicable to facilities-based carriers ("Canadian carriers"), CLECs and microwave license holders but not to companies which do not own or operate facilities or to resellers, which may be wholly foreign-owned and controlled. These restrictions limit the amount of direct foreign investment in Canadian carriers to no more than 20% of the voting equity of a Canadian carrier operating company and no more than 33 1/3% of the voting equity of a Canadian carrier holding company. The restrictions also limit the number of seats which may be occupied by non-Canadians on the board of directors of a Canadian carrier operating company to 20%. In addition, under Canadian law, a majority of Canadians must occupy the seats on the board of directors of a Canadian carrier holding company. Although it is possible for foreign investors to also hold non-voting equity in a Canadian carrier, the law requires that the Canadian carrier not be "controlled in fact" by non-Canadians. Primus Canada, along with several other telecommunications service providers, has sought to have the Canadian government review foreign ownership restrictions with a view to lowering these restrictions or eliminating them altogether. In April 2003, a committee of the House of Commons recommended the removal of the restrictions in their entirety. It is not known whether or when the recommendation of this committee will be accepted or implemented by the government. Furthermore, even if this recommendation is accepted, there could be a considerable delay before the recommendation is implemented.

  European Union

        In Europe, the regulation of telecommunications is governed at a supranational level by the European Parliament, Council and Commission, consisting of members from the following countries: Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom. These institutions are responsible for creating pan-European policies and, through legislation, have progressively developed a regulatory framework aimed at ensuring an open, competitive telecommunications market.

        In February 2002, the Council agreed to a new European regulatory framework for the communications sector which was formally adopted on March 7, 2002. The new regime comprises the following legislative texts:

  •
  Directive 2002/21 on a common regulatory framework for electronic communications networks and services ("Framework Directive");

  •
  Directive 2002/20 on the authorization of electronic communications networks and services ("Authorization Directive");

  •
  Directive 2002/19 on access to, and interconnection of, electronic communications networks and associated facilities ("Access Directive"); and

  •
  Directive 2002/22 on universal service and users rights relating to electronic communications networks and services ("Universal Service Directive").

        These directives were supposed to be implemented by EU member states and incorporated into the regulatory regime of each member state by July 25, 2003. However, it was expected that a number of member states would miss this deadline. We anticipate, but can make no assurance, that these new directives will not have any material impact on our business operations in Europe.

        One of the requirements of the Authorization Directive is that no company wishing to provide electronic communications networks or services needs to obtain prior authorization, although such a company could be required to notify relevant regulatory authorities in the member states where it is intending to operate of its intention to provide such networks or services.

        A further directive relating to privacy and electronic communications was added to the new regime at a later stage. This directive aims in a number of respects to harmonize national laws on personal data protection in the electronic communications age and deals with matters including the confidentiality of billing information, the use of caller identification devices, the use of subscriber directories and unsolicited communications. The directive is due to be incorporated into the regulatory regimes of the member states by October 31, 2003.

        Each EU member state in which we currently conduct or plan to conduct our business has historically had a different regulatory regime and we expect that, even after the adoption of the new EU regulatory regime, differences will continue for the foreseeable future. There may well be differences in the way in which the new EU regulatory regime is implemented from one member state to another. The requirements for us to obtain necessary approvals have varied considerably from one country to another. We have obtained and will continue to seek to obtain interconnection agreements with other carriers within the EU. While previous EU directives have required that carriers with significant market power offer cost-based and non-discriminatory interconnection to competitors, individual EU member states have implemented this requirement differently and may continue to do so under the new EU regulatory regime. As a result, we may be delayed in obtaining or may not be able to obtain interconnection in certain countries that would allow us to compete effectively.

  United Kingdom

        Until recently, the running of telecommunications systems and the provision of telecommunications services was governed by the Telecommunications Act 1984 (the "1984 Act"). Under the 1984 Act, it was a criminal offense for any person to run a telecommunications system unless authorized to do so by a license.

        Until 1991 the United Kingdom government operated a duopoly policy, under which licenses to run fixed link systems for the provision of voice telephony services were restricted to two companies, British Telecommunications plc. (BT) and Mercury Communications (now Cable & Wireless UK).

        In 1991, the United Kingdom government adopted a new "multi-operator" policy. Under this policy, any company wishing to run a telecommunications system was able to apply for a license to the Department for Trade and Industry (DTI), as it is now known. In deciding whether to award a license, the DTI had to consider all applications made and would take into account matters such as the business plan of the applicant, the experience of the applicant's senior management team and the technical characteristics of the system it was intending to deploy. Licenses, known as Public Telecommunication Operator (PTO) licenses, were awarded by the relevant Secretary of State, but were administered and enforced by the Director General of Telecommunications (the "Director General"), a sector-specific regulator for the telecommunications industry established under the 1984 Act. The Director General presided over an office called the Office of Telecommunications ("Oftel").

        Over time, a number of so-called telecommunications "class licenses" were promulgated by the DTI to avoid the need for companies to have to apply for an individual PTO license in all instances.

However, the class licenses were of limited application, and generally any company wishing to operate systems to provide public services on a regional or national basis, had to apply for an individual license.

        Depending upon the technical characteristics of the system deployed and the services provided, a company may be required to obtain additional licenses not covered under the 1984 Act. For example, if the system makes use of radio spectrum, including satellite links, a license under the Wireless Telegraphy Act 1949 is likely to be required.

        The detailed terms of telecommunications licenses evolved and became more complex over time and provisions were inserted into BT's license in particular, which were not to be found in other licenses. These included provisions giving the Director General the ability to exercise price controls in relation to BT's wholesale and retail services. The Director General used this ability to impose a series of successive price caps on BT, both in relation to its wholesale and retail prices, although BT was increasingly given greater pricing flexibility particularly at the retail level. Without existing price controls, or with greater pricing flexibility, BT would be able to charge us higher prices for certain services or to charge end user customers prices that are lower than we are able to charge, subject to any constraints imposed by general competition law.

        Any operator qualifying under the Telecommunications (Interconnection) Regulations 1997, could apply to Oftel to be recognized as a so-called "Annex II" operator. The effect was to confer an entitlement on an Annex II operator to request interconnection services from another Annex II operator and, conversely, an obligation to negotiate for the provision of interconnection services itself when requested to do so by another Annex II operator. The requirements imposed on BT as a result of these regulations went further, as it was considered to possess significant market power. BT was placed under an obligation to meet all reasonable requests for interconnection from other Annex II operators, to do so on non-discriminatory and cost-based terms and to publish a reference interconnection offer showing certain interconnect charges and arrangements for interconnection applicable to all Annex II operator interconnections.

        Until measures taken under the Communications Act 2003 came into force on July 25, 2003, our subsidiary, Primus Telecommunications Limited held a PTO license with "Annex II" status, as did Telegroup UK Ltd, one of our subsidiaries.

        We must interconnect our United Kingdom network to the networks of other service providers in the United Kingdom to allow our end user customers to obtain access to our services in order to compete effectively in the United Kingdom. Long distance carriers, such as us, have been entitled to obtain interconnection to BT at cost-based rates. By virtue of regulatory obligations imposed on it, BT began offering a permanent Carrier Pre-Selection (CPS) facility, which allows customers to choose between different operators for different types of calls without dialing extra digits or using an auto dialer box, with an "all calls" option from the end of 2001.

        The Office of Communications Act 2002 established the Office of Communications (OFCOM) as a statutory corporation. OFCOM was to be a new "super regulator," which would be the single regulator for the telecommunications and broadcasting industries and which would replace a number of existing regulators, including the Director General and, by extension, Oftel. However, OFCOM did not receive any regulatory powers or functions under the Office of Communications Act 2002. The recently enacted Communications Act 2003 (the "2003 Act"):

  •
  sets out the duties, powers and functions of OFCOM; although since OFCOM is unlikely to be ready to commence operations until the end of 2003 or the beginning of 2004, special steps have been taken to continue the role of the Director General and Oftel until that time;

  •
  replaces large parts of the 1984 Act; and

  •
  sets out a new framework for the regulation of what are now called "electronic communications networks" and "electronic communications services" in the United Kingdom.

        The 2003 Act revokes all previous telecommunications licenses granted under the 1984 Act and makes provision for them to be replaced by a general authorization which will apply to all operators. This stems from a requirement in the European Union legislation that no person wishing to provide a telecommunications network or service needs to obtain prior authorization. The revocation of licenses and their replacement by the general authorization occurred on July 25, 2003.

        The general authorization contains provisions which are now applicable to all operators. In time, the general authorization will also contain other provisions that will be applicable only to particular operators or to operators of a particular type or that deal with certain specific matters not already covered. For example, the general authorization is likely to contain provisions regulating operators designated as possessing significant market power both in relation to the interconnection of networks and other matters.

        The provisions of the general authorization which are to be directed at particular operators, operators of a particular type, or which deal with certain specific matters, can only be introduced pursuant to the procedures set out in the 2003 Act. In most cases this requires a detailed review by the Director General of the relevant markets involved, a report on the outcome of each review to the European Commission and the opportunity to comment by the European Commission.

        As the European Commission took the view that it was not possible for the Director General, or any other European regulatory authority similarly affected, to report on the outcome of reviews until July 25, 2003 at the earliest, this has meant that it has yet not been possible for the Director General to finalize these provisions of the general authorization. Accordingly, to ensure that there is no regulatory gap in the meantime, it has been necessary for the Director General to continue some of the provisions of the old licenses, notwithstanding that the licenses themselves have been revoked. These continued provisions will remain in force for as long as the Director General, or OFCOM in the future, determine to be necessary which, for the most part, means until the results of the various market reviews have been finalized and either the continued provisions have been replaced with similar provisions in the general authorization, or a decision has been taken, based on the results of the reviews, to remove them entirely.

        Provisions from BT's former license relating to BT's obligation to interconnect with other "Annex II" operators on cost-based, non-discriminatory terms have been continued along with the ability of the Director General to exercise price controls over BT wholesale and retail services.

        The impact of the 2003 Act on us is to revoke our licenses previously held under the 1984 Act and, like all other operators, we are now subject to the terms of the new general authorization. This transition has not, so far, affected our business. There are no foreign ownership restrictions which affect our ability to operate under the general authorization, although the Secretary of State retains residual powers to require the suspension of any operator's entitlement to operate in the interests of national security or on public health and safety grounds. The general authorization is of unfixed duration and, therefore, our ability to operate under it is not time constrained but may be affected by other matters such as any serious or repeated contravention of the provisions of the general authorization, as this would entitle the Director General currently, or OFCOM in the future, to suspend our entitlement to operate under it. Breaches of the provisions of the general authorization could also cause us to incur financial penalties. We anticipate, but there can be no assurance, that the general authorization will not subject us to any more onerous requirements than applied under our previous licenses.

        All operators providing public electronic communications services to end users, or providing electronic communications networks, services or network access to other communications providers, or making available associated facilities under the general authorization and under current Oftel policy, whose annual revenue from those activities is 5.0 million British pounds ($8.2 million at June 30, 2003) or more, are liable to pay annual administrative charges to Oftel/OFCOM. The administrative charge will replace the license fee paid under the old license regime. The actual amount of the charge will be based on a formula related to annual revenue of the regulated business.

        The revocation of licenses pursuant to the 2003 Act affects only those licenses granted previously under the 1984 Act and does not affect any continuing requirement for a company to hold any other type of license.

        In the United Kingdom, the Competition Act 1998 prohibits certain anti-competitive agreements and abuses of a dominant position. In the communications sector, the Office of Fair Trading and the Director General currently—and, in the future, OFCOM—have concurrent jurisdiction to apply and enforce these rules. In general, the Director General and OFCOM will deal with an agreement or conduct which relates to communications matters. Both the Director General and OFCOM and the Office of Fair Trading have broad powers to investigate breaches of the rules and to impose penalties on those found to be in breach. We are also subject to general European law which, among other things, also prohibits certain anti-competitive agreements and abuses of a dominant market position.

Item 7. Financial Statements and Exhibits

(a)
Financial Statements of Primus Telecommunications Group, Incorporated

        The financial statements presented herein have been restated solely to reflect the adoption of Statement of Financial Accounting Standards (SFAS) No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," effective January 1, 2003, as described in Note 2 of the consolidated financial statements set forth herein.

(b)
Pro Forma Financial Information

        None.

(c)
Exhibits

        23.1    Independent Auditors' Consent

        32.1    Certification

Item 9. Regulation FD Disclosure.

A.    Limitation on Incorporation by Reference

        In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 9 shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth in this Item 9 shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

B.    Supplemental Information Regarding Free Cash Flow; Ratio of Earnings to Fixed Charges; Working Capital

        In connection with the Offering, we have presented the following information in the Preliminary Offering Memorandum:

	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
	(in thousands, except ratios)
Other Financial Data:
Ratio of earnings to fixed charges(1)	<0	<0	<0	<0	<0	<0	2.07
Net cash provided by (used in) operating activities	$(71,296)	$(55,570)	$(131,020)	$(110,351)	$34,633	$6,643	$39,154
Net cash used in investing activities	(54,221)	(200,173)	(240,014)	(89,355)	(31,607)	(13,698)	(10,806)

Free cash flow(2)	$(125,517)	$(255,743)	$(371,034)	$(199,706)	$3,026	$(7,055)	$28,348

	as of December 31,					as of June 30,
	1998	1999	2000	2001	2002	2002	2003
	(in thousands)
Balance Sheet Data:
Working capital(3)	$107,193	$384,998	$255,436	$(62,590)	$(64,771)	$(77,943)	$(98,803)

(1)
The ratio of earnings to fixed charges is computed by dividing pre-tax income from continuing operations (before adjustment for minority interests in consolidated subsidiaries and loss from equity investees) by fixed charges. Fixed charges consist of interest charges, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest. For the years ended December 31, 1998, 1999, 2000, 2001 and 2002 and the six months ended June 30, 2002, earnings were insufficient to cover fixed charges by $63.6 million, $112.4 million, $174.6 million, $301.0 million, $23.6 million and $1.1 million, respectively.

(2)
Free cash flow, as defined by us, consists of net cash provided by (used in) operating activities less net cash used in investing activities. Free cash flow, as defined above, may not be similar to free cash flow measures presented by other companies, is not a measurement under generally accepted accounting principles in the United States, and should be considered in addition to, but not as a substitute for, the information contained in our statement of cash flows.

We believe free cash flow provides a measure of our ability, after making our capital expenditures and other investments in our infrastructure, to meet scheduled debt payments. We use free cash flow to monitor the impact of our operations on our cash reserves and our ability to generate sufficient cash flow to fund our scheduled debt maturities and other financing activities, including discretionary refinancings and retirements of debt. Because free cash flow represents the amount of cash generated or used in operating activities and investing activities before deductions for scheduled debt maturities and other fixed obligations (such as capital leases, vendor financing and other long-term obligations), you should not use it as a measure of the amount of cash available for discretionary expenditures. Scheduled debt maturities paid during the years ended December 31, 1998, 1999, 2000, 2001 and 2002 were $2.4 million, $21.9 million, $16.3 million, $33.7 million and $25.9 million, respectively and during the six months ended June 30, 2002 and June 30, 2003 were $21.2 million and $31.5 million, respectively. For information regarding our scheduled debt maturities and other fixed obligations, you should review the table disclosing our long-term obligations under "Management's Discussion and Analysis of Financial Conditions and Results of Operations—Liquidity—Short- and Long-Term Liquidity Considerations and Risks," included in our Form 10-Q for the quarter ended June 30, 2003, as filed with the Securities and Exchange Commission on August 14, 2003.

(3)
Working capital consists of current assets less current liabilities, in each case calculated in accordance with United States generally accepted accounting principles. The decrease in working capital as of June 30, 2003 as compared to December 31, 2002 is primarily a result of our using the cash received from the issuance of the Series C Preferred Stock to reduce long-term debt in the amount of $42.5 million.

C.    Forward-Looking Information

        Certain statements throughout this Current Report on Form 8-K and elsewhere concerning the Company and the Offering constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current expectations, and are not strictly historical statements. Forward-looking statements include, without limitation, statements set forth in this document and elsewhere regarding, among other things:

  •
  our expectations of future growth, revenue, foreign revenue contributions and net income, as well as income from operations, earnings per share, cost reduction efforts, cash flow, network development, Internet services development, traffic development, capital expenditures, selling, general and administrative expenses, goodwill impairment charges, service introductions and cash requirements;

  •
  our financing, refinancing and/or debt repurchase, restructuring or exchange plans or initiatives;

  •
  our liquidity and debt service forecasts;

  •
  assumptions regarding stable currency exchange rates;

  •
  management's plans, goals, expectations, guidance, objectives, strategies, and timing for future operations, acquisitions, product plans and performance;

  •
  the revenue or other impact of our acquisition of the small- and medium-sized enterprise voice customer base of Cable & Wireless (C&W) in the United States; and

  •
  management's assessment of market factors.

        Factors and risks, including certain of those described in greater detail herein, that could cause actual results or circumstances to differ materially from those set forth or contemplated in forward-looking statements include, without limitation:

  •
  changes in business conditions;

  •
  fluctuations in the exchange rates of currencies, particularly any strengthening of the United States dollar relative to foreign currencies of the countries where we conduct our foreign operations;

  •
  adverse interest rate developments;

  •
  fluctuations in prevailing trade credit terms or revenues due to the adverse impact of, among other things, further telecommunications carrier bankruptcies or adverse bankruptcy related developments affecting our large carrier customers;

  •
  the possible inability to raise additional capital when needed, or at all;

  •
  the inability to reduce, repurchase, exchange or restructure debt significantly, or in amounts sufficient to conduct regular ongoing operations;

  •
  changes in the telecommunications or Internet industry;

  •
  adverse tax rulings from applicable taxing authorities;

  •
  digital subscriber line (DSL), Internet and telecommunications competition;

  •
  changes in financial, capital market and economic conditions;

  •
  changes in service offerings or business strategies;

  •
  difficulty in migrating or retaining customers, including former C&W customers associated with our recent acquisition of this customer base, or integrating other assets;

  •
  difficulty in providing voice-over-Internet protocol services;

  •
  changes in the regulatory schemes or requirements and regulatory enforcement in the markets in which we operate;

  •
  restrictions on our ability to follow certain strategies or complete certain transactions as a result of our capital structure or debt covenants;

  •
  risks associated with our limited DSL, Internet and Web hosting experience and expertise;

  •
  entry into developing markets;

  •
  the possible inability to hire and/or retain qualified sales, technical and other personnel, and to manage growth;

  •
  risks associated with international operations;

  •
  dependence on effective information systems;

  •
  dependence on third parties to enable us to expand and manage our global network and operations;

  •
  dependence on the implementation and performance of our global asynchronous transfer mode + Internet protocol communications network;

  •
  adverse outcomes of outstanding litigation matters; and

  •
  the outbreak or escalation of hostilities or terrorist acts and adverse geopolitical developments.

        As such, actual results or circumstances may vary materially from such forward-looking statements or expectations. Readers are also cautioned not to place undue reliance on these forward-looking statements which speak only as of the date these statements were made. We are not necessarily obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        You are advised, however, to consult the discussion of risks and uncertainties under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Short- and Long-Term Liquidity Considerations and Risks"; and "—Special Note Regarding Forward-Looking Statements" contained in our quarterly report on Form 10-Q for the period ended June 30, 2003, as filed with the Securities and Exchange Commission on August 14, 2003.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
Dated: September 5, 2003	By:	/s/ NEIL L. HAZARD
		Name:	Neil L. Hazard
		Title:	Chief Operating Officer and Chief Financial Officer

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
of Primus Telecommunications Group, Incorporated

        We have audited the accompanying consolidated balance sheets of Primus Telecommunications Group, Incorporated and subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity (deficit), cash flows and comprehensive loss for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedule on page S-1. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Primus Telecommunications Group, Incorporated and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As explained in Note 2, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." As also explained in Note 2, effective January 1, 2003, the Company adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, amendment of FASB Statement No. 13, and Technical Corrections" (SFAS No. 145) and, accordingly, has reclassified certain amounts from extraordinary gains to income from continuing operations in the accompanying financial statements for each of the years in the three-year period ended December 31, 2002.

DELOITTE & TOUCHE LLP

McLean, Virginia
February 27, 2003
(August 28, 2003 as to the effects of the adoption of
SFAS No. 145 described in Note 2)

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the Year Ended December 31,
	2002	2001	2000
NET REVENUE	$1,024,056	$1,082,475	$1,199,422
COST OF REVENUE	668,643	767,841	861,181

GROSS MARGIN	355,413	314,634	338,241

OPERATING EXPENSES
Selling, general and administrative	254,152	303,026	330,411
Depreciation and amortization	82,239	157,596	120,695
Asset impairment write-down	22,337	526,309	—

Total operating expenses	358,728	986,931	451,106

LOSS FROM OPERATIONS	(3,315)	(672,297)	(112,865)
INTEREST EXPENSE	(68,303)	(100,700)	(132,137)
GAIN ON EARLY EXTINGUISHMENT OF DEBT	36,675	491,771	40,952
FOREIGN CURRENCY TRANSACTION GAIN (LOSS)	8,486	(1,999)	(1,357)
EQUITY INVESTMENT WRITE-OFF AND LOSS	(3,225)	—	—
INTEREST INCOME AND OTHER INCOME (EXPENSE)	2,454	(17,951)	30,743

LOSS BEFORE INCOME TAXES	(27,228)	(301,176)	(174,664)
INCOME TAX BENEFIT (EXPENSE)	3,598	(5,000)	—

LOSS BEFORE CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE	(23,630)	(306,176)	(174,664)
CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE	(10,973)	—	—

NET LOSS	$(34,603)	$(306,176)	$(174,664)

NET LOSS PER COMMON SHARE:
Basic and diluted:
Loss before cumulative effect of a change in accounting principle	$(0.37)	$(5.73)	$(4.40)
Cumulative effect of a change in accounting principle	(0.17)	—	—

Net loss	$(0.54)	$(5.73)	$(4.40)

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	64,631	53,423	39,691

See notes to consolidated financial statements.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31, 2002	December 31, 2001
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$92,492	$83,953
Marketable securities	—	538
Accounts receivable (net of allowance for doubtful accounts receivable of $23,406 and $22,389)	160,421	190,293
Prepaid expenses and other current assets	33,105	34,170

Total current assets	286,018	308,954
RESTRICTED CASH	11,712	4,961
PROPERTY AND EQUIPMENT—Net	330,102	375,464
GOODWILL—Net	48,963	63,385
OTHER INTANGIBLE ASSETS—Net	29,696	46,115
OTHER ASSETS	18,097	17,335

TOTAL ASSETS	$724,588	$816,214

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable	$99,653	$118,176
Accrued interconnection costs	98,224	105,872
Accrued expenses and other current liabilities	71,654	74,754
Accrued interest	18,027	20,746
Current portion of long-term obligations	63,231	51,996

Total current liabilities	350,789	371,544
LONG-TERM OBLIGATIONS	537,757	615,591
OTHER LIABILITIES	3,868	7,563

Total liabilities	892,414	994,698

COMMITMENTS AND CONTINGENCIES	—	—
SERIES C CONVERTIBLE PREFERRED STOCK, $0.01 par value—559,950 shares authorized, 438,853 shares issued and outstanding; liquidation preference of $32,917	32,297	—
STOCKHOLDERS' DEFICIT:
Preferred stock, Series A and B, $.01 par value—1,895,050 shares authorized; none issued and oustanding	—	—
Common stock, $.01 par value—150,000,000 shares authorized; 64,927,406 and 63,457,554 shares issued and outstanding	649	635
Additional paid-in capital	607,856	607,123
Accumulated deficit	(739,832)	(705,229)
Accumulated other comprehensive loss	(68,796)	(81,013)

Total stockholders' deficit	(200,123)	(178,484)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$724,588	$816,214

See notes to consolidated financial statements.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

(in thousands)

	Common Stock				Accumulated Other Comprehensive Loss
			Additional Paid-In Capital	Accumulated Deficit		Stockholders' Equity (Deficit)
	Shares	Amount
BALANCE, JANUARY 1, 2000	37,101	$371	$416,433	$(224,389)	$(1,556)	$190,859
Common shares issued for business acquisitions	2,946	29	120,677	—	—	120,706
Common shares issued for 401(k) Plan	2	—	80	—	—	80
Common shares issued upon exercise of stock options	489	5	2,067	—	—	2,072
Common shares issued for employee stock purchase plan	89	1	985	—	—	986
Common shares issued upon exercise of warrants	6	—	55	—	—	55
Common shares issued for Restricted Stock Plan	3	—	24	—	—	24
Foreign currency translation adjustment	—	—	—	—	(42,170)	(42,170)
Unrealized loss on marketable securities	—	—	—	—	(14,253)	(14,253)
Net loss	—	—	—	(174,664)	—	(174,664)

BALANCE, DECEMBER 31, 2000	40,636	406	540,321	(399,053)	(57,979)	83,695
Common shares issued for business acquisitions	265	3	587	—	—	590
Common shares issued upon exercise of employee stock options, net of note receivable	229	2	(2)	—	—	—
Common shares cancelled upon rescission of employee stock options	(229)	(2)	509	—	—	507
Common shares issued for employee stock purchase plan	529	5	572	—	—	577
Common shares issued for Restricted Stock Plan	18	—	132	—	—	132
Common shares cancelled for Restricted Stock Plan	(81)	(1)	1	—	—	—
Common shares sold	2,862	30	9,971	—	—	10,001
Common shares issued for payment on capital lease liability	50	—	35	—	—	35
Common shares issued for debenture conversion	19,179	192	54,997	—	—	55,189
Foreign currency translation adjustment	—	—	—	—	(37,287)	(37,287)
Unrealized loss on marketable securities	—	—	—	—	(747)	(747)
Reclassification adjustment for loss on marketable securities included in net loss	—	—	—	—	15,000	15,000
Net loss	—	—	—	(306,176)	—	(306,176)

BALANCE, DECEMBER 31, 2001	63,458	635	607,123	(705,229)	(81,013)	(178,484)
Common shares issued upon exercise of stock options	3	—	2	—	—	2
Common shares issued for employee stock purchase plan	282	2	147	—	—	149
Common shares cancelled for Restricted Stock Plan	(16)	—	(15)	—	—	(15)
Common shares issued for payment on capital lease liability, net of issuance costs	1,200	12	599	—	—	611
Foreign currency translation adjustment	—	—	—	—	12,217	12,217
Net loss	—	—	—	(34,603)	—	(34,603)

BALANCE, DECEMBER 31, 2002	64,927	$649	$607,856	$(739,832)	$(68,796)	$(200,123)

See notes to consolidated financial statements.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Year Ended December 31,
	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(34,603)	$(306,176)	$(174,664)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, amortization and accretion	82,380	157,796	121,058
Asset impairment write-down	22,337	526,309	—
Cumulative effect of change in accounting principle	10,973	—	—
Provision for doubtful accounts receivable	28,089	40,235	17,756
Stock issuance (cancellations)—401(k) Plan and Restricted Stock Plan	(7)	132	99
Equity investment write-off and loss	3,225	—	—
Minority interest share of loss	(446)	(132)	(72)
Marketable securities write-off	—	15,000	—
Unrealized loss on trading marketable securities	—	275	—
Cost investment write-down	—	5,142	—
Deferred income taxes	(3,247)	—	—
Gain on early extinguishment of debt	(36,675)	(491,771)	(40,952)
Unrealized foreign currency transaction gain on intercompany debt	(6,181)	—	—
Changes in assets and liabilities, net of acquisitions:
(Increase) decrease in accounts receivable	13,504	(9,875)	(79,707)
(Increase) decrease in prepaid expenses and other current assets	(709)	11,311	9,553
Increase in restricted cash	(6,215)	(295)	—
(Increase) decrease in other assets	342	1,618	(2,065)
Increase (decrease) in accounts payable	(21,185)	(28,622)	37,600
Decrease in accrued expenses, other current liabilities and other liabilities	(16,684)	(17,530)	(25,263)
Increase (decrease) in accrued interest payable	(797)	(12,896)	5,637
Sale of trading marketable securities	532	(872)	—

Net cash provided by (used in) operating activities	34,633	(110,351)	(131,020)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(29,367)	(87,771)	(193,772)
Sale of restricted investments	—	—	25,933
Purchase of marketable securities	—	—	(15,000)
Deconsolidation of subsidiaries	(1,358)	—	—
Cash used for business acquisitions, net of cash acquired	(882)	(1,584)	(57,175)

Net cash used in investing activities	(31,607)	(89,355)	(240,014)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term obligations	9,509	15,802	350,000
Deferred financing costs	—	—	(10,265)
Purchase of the Company's debt securities	(15,043)	(99,845)	(19,168)
Principal payments on capital leases, vendor financing and other long-term obligations	(25,922)	(33,744)	(16,342)
Proceeds from sale of convertible preferred stock, net	32,297	—	—
Proceeds from sale of common stock	143	10,578	3,123

Net cash provided by (used in) financing activities	984	(107,209)	307,348

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	4,529	(2,944)	(8,681)

NET CHANGE IN CASH AND CASH EQUIVALENTS	8,539	(309,859)	(72,367)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	83,953	393,812	466,179

CASH AND CASH EQUIVALENTS, END OF PERIOD	$92,492	$83,953	$393,812

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$66,905	$114,276	$126,623
Non-cash investing and financing activities:
Capital leases for acquisition of equipment	$263	$10,404	$12,510
Leased fiber capacity additions	$9,255	$64,288	$—
Equipment financing for acquisition of equipment	$—	$14,122	$37,338
Conversion of debentures to common stock	$—	$55,189	$—
Common stock issued for business acquisitions	$—	$590	$120,706
Common stock issued for payment on capital lease liability	$744	$35	$—
Net settlement of vendor obligations and receivables	$5,746	$—	$—
Acquisition of customer list, financed by long-term obligations	$9,907	$—	$—

See notes to consolidated financial statements.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	For the Year Ended December 31,
	2002	2001	2000
NET LOSS	$(34,603)	$(306,176)	$(174,664)
OTHER COMPREHENSIVE INCOME (LOSS)—
Foreign currency translation adjustment	12,217	(37,287)	(42,170)
Unrealized gain (loss) on marketable securities:
Unrealized holding loss arising during period	—	(747)	(14,253)
Reclassification adjustment for loss included in net loss	—	15,000	—

COMPREHENSIVE LOSS	$(22,386)	$(329,210)	$(231,087)

See notes to consolidated financial statements.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    ORGANIZATION AND BUSINESS

        Primus Telecommunications Group, Incorporated ("Primus" or the "Company") is a global facilities-based telecommunications services provider offering international and domestic voice, Internet and data services to business and residential retail customers and other carriers located in the United States, Canada, Brazil, the United Kingdom, continental Europe, Australia, India and Japan. The Company serves the demand for high-quality, competitively-priced international communications services, which is being driven by the globalization of the world's economies, the worldwide trend toward telecommunications deregulation, and the growth of data and Internet traffic.

        The Company targets customers with significant international long distance usage, including SMEs, multinational corporations, ethnic residential customers and other telecommunications carriers and resellers. It provides services over its network, which consists of (i) 19 carrier-grade domestic and international gateway switching systems throughout Europe, North America, Australia and Japan; (ii) approximately 250 POPs within its principal service regions and other markets; and (iii) both owned and leased transmission capacity on undersea and land-based fiber optic cable systems.

        The Company is incorporated in the state of Delaware and operates as a holding company of wholly-owned operating subsidiaries in North America, Europe and the Asia-Pacific region.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Principles of Consolidation—The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and all other subsidiaries over which the Company exerts control. The Company owns 51% of the common stock of Matrix Internet, S.A. ("Matrix") and 51% of CS Communications Systems GmbH and CS Network GmbH ("Citrus"), in all of which the Company has a controlling interest. Additionally, the Company has a controlling interest in Direct Internet Private Limited ("DIPL"), pursuant to a convertible loan which can be converted at any time into equity of DIPL in an amount as agreed upon between the Company and DIPL and permitted under local law. The Company owns 37% of Bekkoame Internet, Inc. ("Bekko"), and having significant influence, accounts for its results using the equity investment method. During the year ended December 31, 2002, the Company began using the equity method of accounting for two of its subsidiaries, InterNeXt S.A. ("InterNeXt") and Cards & Parts Telecom GmbH ("Cards & Parts") and its investment, Bekko. All intercompany profits, transactions and balances have been eliminated in consolidation. All other investments in affiliates are carried at cost, as the Company does not have significant influence. See Note 20—"Equity Investment Write-off and Loss."

        Revenue Recognition and Deferred Revenue—Net revenue is derived from carrying a mix of business, residential and carrier long distance traffic, data and Internet traffic, and also from the provision of local and cellular services. For voice and voice-over-Internet protocol ("VoIP"), net revenue is earned based on the number of minutes during a call and is recorded upon completion of a call, adjusted for allowance for doubtful accounts receivable, service credits and service adjustments. Revenue for a period is calculated from information received through the Company's network switches. Customized software has been designed to track the information from the switch and analyze the call detail records against stored detailed information about revenue rates. This software provides the Company the ability to do a more timely and accurate analysis of revenue earned in a period. Separate prepaid Virtual Mobile Network Services ("VMNS") and calling card software is used to track additional information related to the cards' usage such as activation date, monthly usage amounts and expiration date. Revenues on these cards are recognized as service is provided until expiration when all unused minutes, which are no longer available to the customers, are recognized as revenue. Net revenue is also earned for the provision of data/Internet services. Data/Internet services include monthly fees collected for the provision of dedicated and dial-up access at various speeds and bandwidths. These fees are recognized as access is provided on a monthly basis. Additionally, service activation and installation fees are deferred and amortized over the longer of the average customer life or the contract term. The Company records payments received in advance for prepaid VMNS and calling card services and services to be provided under contractual agreements, such as Internet broadband and dial-up access, as deferred revenue until such related services are provided. Deferred revenue is reported in accrued expenses and other current liabilities. Net revenue represents gross revenue, net of allowance for doubtful accounts receivable, service credits and service adjustments.

        Cost of Revenue—Cost of revenue includes network costs that consist of access, transport and termination costs. The majority of the Company's cost of revenue is variable, primarily based upon minutes of use, with transmission and termination costs being the most significant expense. Such costs are recognized when incurred in connection with the provision of telecommunications services.

        Foreign Currency Transaction—Foreign currency transactions are transactions denominated in a currency other than a subsidiary's functional currency. A change in the exchange rates between a subsidiary's functional currency and the currency in which a transaction is denominated increases or decreases the expected amount of functional currency cash flows upon settlement of the transaction. That increase or decrease in expected functional currency cash flows is reported by the Company as a foreign currency transaction gain (loss). The primary component of the Company's foreign currency transaction gain (loss) is due to written agreements in place with certain entities in foreign countries regarding intercompany loans. The Company anticipates repayment of these loans in the foreseeable future, and recognizes the realized and unrealized gains or losses on these transactions that result from foreign currency changes in the period in which they occur as foreign currency transaction gain (loss).

        Income Taxes—The Company recognizes income tax expense for financial reporting purposes following the asset and liability approach for computing deferred income taxes. Under this method, the deferred tax assets and liabilities are determined based on the difference between financial reporting and tax bases of assets and liabilities based on enacted tax rates. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

        Foreign Currency Translation—The assets and liabilities of the Company's foreign subsidiaries are translated at the exchange rates in effect on the reporting date. The net effect of such translation gains and losses are reflected within accumulated other comprehensive loss in the stockholders' deficit section of the balance sheet. Income and expenses are translated at the average exchange rate during the period.

        Cash and Cash Equivalents—Cash and cash equivalents are comprised principally of amounts in money market accounts, operating accounts, certificates of deposit, and overnight repurchase agreements with original maturities of three months or less. Cash and cash equivalents are stated at cost which approximates market value.

        Marketable Securities—Marketable securities consisted of a mutual fund and equity securities. Marketable securities which are bought and held principally for the purpose of selling them in the near-term are classified as trading securities; these securities are recorded at current market value with net unrealized gains and losses included in earnings. All other marketable securities are classified as available-for-sale. Available-for-sale securities are recorded at current market value; net unrealized gains and losses are excluded from earnings and are reported as other comprehensive income (loss) until realized. The basis of cost used in determining realized gains and losses is specific identification.

        Restricted Cash—Restricted cash consists of bank guarantees and certificates of deposit. Restricted cash is stated at cost which approximates market value.

        Advertising Costs—In accordance with Statement of Position 93-7, "Reporting on Advertising Costs," costs for advertising are expensed as incurred except for direct-response advertising costs, which are capitalized and amortized over the lesser of the life of the customers obtained from these efforts or twelve months following the provisioning of the customer.

        Property and Equipment—Property and equipment is recorded at cost less accumulated depreciation, which is provided on the straight-line method over the estimated useful lives of the assets. Cost includes major expenditures for improvements and replacements which extend useful lives or increase capacity of the assets as well as expenditures necessary to place assets into readiness for use. Expenditures for maintenance and repairs are expensed as incurred. The estimated useful lives of property and equipment are as follows: network equipment, including fiber optic and submarine cable-5 to 25 years, furniture and equipment-5 years, leasehold improvements and leased equipment-shorter of lease or useful life. In accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," costs for internal use software that are incurred in the preliminary project stage and in the post-implementation stage are expensed as incurred. Costs incurred during the application development stage are capitalized and amortized over the estimated useful life of the software.

        Fiber Optic and Submarine Cable Arrangements—The Company obtains capacity on certain fiber optic and submarine cables under three types of arrangements. The Indefeasible Right of Use ("IRU") basis provides the Company the right to use a cable for the estimated economic life of the asset according to the terms of the IRU agreement with most of the rights and duties of ownership. The Minimum Assignable Ownership Units ("MAOU") basis provides the Company an ownership interest in the fiber optic cable with certain rights to control and to manage the facility. The Company accounts for both IRU and MAOU agreements under network equipment and depreciates the recorded asset over the term of the agreement which is generally 25 years. The Company also enters into shorter-term arrangements with other carriers which provides the Company the right to use capacity on a cable but without any rights and duties of ownership. Under these shorter-term arrangements, the costs are expensed in the period the services are provided.

        Goodwill and Other Intangible Assets—In accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," the Company tests goodwill for impairment at least on an annual basis. Testing for impairment is a two-step process as prescribed in SFAS No. 142. The first step is a screen for potential impairment, while the second step measures the amount of impairment, if any. An impairment loss would be recognized when the assets' fair value is below their carrying value. See Note 7—"Goodwill and Other Intangible Assets."

        Impairment of Long-Lived Assets—The Company reviews intangible and other long-lived assets for impairment whenever events or changes indicate that the carrying amount of an asset may not be recoverable. In making such evaluations, the Company compares the expected future cash flows to the carrying amount of the assets. An impairment loss, equal to the difference between the assets' fair value and their carrying value, is recognized when the estimated future cash flows are less than the carrying amount.

        Deferred Financing Costs—Deferred financing costs incurred in connection with the 2000 Convertible Debentures, the October 1999 Senior Notes, the January 1999 Senior Notes, the 1998 Senior Notes, the 1997 Senior Notes, and other financing arrangements are reflected within other assets and are being amortized over the life of the respective financing arrangements. As the Company makes debt repurchases, corresponding amounts of deferred financing costs are written off in determining the gain.

        Stock-Based Compensation—At December 31, 2002, the Company had three stock-based employee compensation plans, which are described more fully in Note 14. The Company uses the intrinsic value method to account for those plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. No stock-based employee compensation cost under the intrinsic value method is reflected in net income, as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss and loss per share if the company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" to stock-based employee compensation.

	For the year ended December 31,
	2002	2001	2000
Net loss, as reported (amounts in thousands)	$(34,603)	$(306,176)	$(174,664)
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of income taxes	(1,452)	(10,334)	(12,682)

Pro forma net loss	$(36,055)	$(316,510)	$(187,346)

Basic and diluted net loss per share:
As reported	$(0.54)	$(5.73)	$(4.40)
Pro forma	$(0.56)	$(5.92)	$(4.72)

        Use of Estimates—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of net revenue and expenses during the reporting period. Actual results may differ from these estimates. Significant estimates include the asset impairment write-down, allowance for doubtful accounts receivable, purchase price allocations, accrued interconnection cost disputes, market assumptions used in estimating the fair values of certain assets and liabilities such as marketable securities and long-term obligations, and the assumptions used in determining the fair value of the Company's stock options for use in the pro forma disclosures required by SFAS No. 123.

        Concentration of Credit Risk—Financial instruments that potentially subject the Company to concentration of credit risk principally consist of trade accounts receivable. The Company performs ongoing credit evaluations of its larger carrier and retail business customers but generally does not require collateral to support customer receivables. The Company maintains its cash with high quality credit institutions, and its cash equivalents are in high quality securities.

        Net Loss Per Common Share—Basic loss per common share is computed using the weighted average number of shares of common stock outstanding during the year. Diluted loss per share is computed using the weighted average number of shares of common stock, adjusted for the dilutive effect of potential common stock. Potential common stock, computed using the treasury stock method or the if-converted method, includes options, warrants, convertible securities and contingently issuable shares. The effect of potential common stock has been excluded from the computation of diluted loss per share as the effect would be antidilutive. If the effect of potential common stock had been included, there would have been additional weighted average common shares outstanding of 1,445,044 shares, 3,388,888 shares, and 7,232,861 shares for the years ended December 31, 2002, 2001 and 2000, respectively.

  New Accounting Pronouncements

        In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities." The Interpretation clarifies the application of Accounting Research Bulletin ("ARB") No. 51, "Consolidated Financial Statements," to certain entities in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Interpretation applies immediately to variable interest entities created after January 31, 2003, or in which the Company obtains an interest after that date. The Interpretation is effective July 1, 2003 to variable interest entities in which the Company holds a variable interest acquired before February 1, 2003. The Company is in the process of assessing the impact of adopting this Interpretation, if any, on its financial position and results of operations.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock Based Compensation" to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has not elected to adopt the fair value based method of accounting for stock-based compensation and therefore believes SFAS No. 148 will not have a material effect on the Company's consolidated financial statements. The amended disclosure requirements have been adopted in the Notes to Consolidated Financial Statements.

        In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." The Interpretation addresses disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. The Interpretation also clarifies requirements related to the recognition of a liability by a guarantor at the inception of a guarantee for the fair value of the obligations the guarantor has undertaken in issuing that guarantee. The initial recognition and measurement provisions of the Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for guarantees existing as of December 31, 2002. The Company is in the process of assessing the impact of adopting this Interpretation, if any, on its financial position and results of operations.

        In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 replaces Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not expect the adoption of SFAS No. 146 to have a material effect on the Company's consolidated financial statements.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 requires the classification of gains and losses from extinguishments of debt as extraordinary items only if they meet certain criteria for such classification in APB No. 30, "Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions." Any gain or loss on extinguishments of debt classified as an extraordinary item in prior periods that does not meet the criteria in APB No. 30 must be reclassified. These provisions are effective for fiscal years beginning after May 15, 2002. Additionally, SFAS No. 145 requires sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. These lease provisions are effective for transactions occurring after May 15, 2002. Effective January 1, 2003, the Company adopted the provisions of SFAS No. 145. It was determined that all of the Company's gains from early extinguishment of debt for the years ended December 31, 2002, 2001 and 2000 did not meet the criteria established in APB No. 30 to be classified as extraordinary items. For the years ended December 31, 2002, 2001 and 2000, the Company reclassified $36.7 million, $491.8 million and $41.0 million, respectively, from extraordinary gains on the early extinguishment of debt to income from continuing operations, in accordance with the provisions of SFAS No. 145 and such reclassification is reflected in these consolidated financial statements.

        In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. This statement supercedes SFAS No. 121, "Impairment for Long-Lived Assets and for Long-Lived Assets to be Disposed of," and the accounting and reporting provisions of APB No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" for the disposal of a segment of a business. SFAS No. 144 retains many of the provisions of SFAS No. 121, but addresses certain implementation issues associated with that statement. The Company adopted the provisions of SFAS No. 144 in the three months ended March 31, 2002. The adoption of SFAS No. 144 did not have a material effect on the Company's consolidated financial statements.

        In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company does not expect the adoption of SFAS No. 143 to have a material effect on its consolidated financial statements.

        In June 2001, the FASB issued two new statements: SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets."

        Effective January 1, 2002, the Company adopted SFAS No. 141 that requires business combinations entered into after June 30, 2001 to be accounted for using the purchase method of accounting. Specifically identifiable intangible assets, other than goodwill, are to be amortized over their estimated useful economic life.

        SFAS No. 142 requires that goodwill not be amortized, but should be tested for impairment at least annually. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 and applies to all goodwill and other intangible assets recognized in an entity's balance sheet at that date, regardless of when those assets were initially recognized. Effective January 1, 2002, the Company adopted SFAS No. 142 and in connection with its adoption, discontinued the amortization of goodwill and reviewed the estimated useful lives of previously recorded identifiable intangible assets, principally customer lists. Additionally, the Company recorded an impairment loss of $11.0 million related to the InterNeXt reporting unit which has been reflected as a cumulative effect of a change in accounting principle. The Company followed the two-step process prescribed in SFAS No. 142 to test its goodwill for impairment under the transitional goodwill impairment test. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. The estimated fair value of the Company's assets was based on the present value of estimated future cash flows using a discount rate commensurate with the risks involved. Under the guidelines of SFAS No. 142, the Company is required to perform an impairment test at least on an annual basis at any time during the fiscal year provided the test is performed at the same time every year. On October 1, 2002, the Company's designated annual testing date, based on the testing performed a goodwill impairment loss was recognized in the amount of $3.8 million. See Note 7—"Goodwill and Other Intangible Assets."

        Reclassification—Certain previous year amounts have been reclassified to conform with current year presentations.

3.    ACQUISITIONS

        In September 2002, the Company signed an agreement to acquire the United States-based retail switched voice services customer base of Cable & Wireless USA, Inc. ("C&W"). In addition to assuming certain liabilities associated with the customer base, the purchase price is based on the acquired customer base revenues. The Company started acquiring the customer base during the three months ended December 31, 2002, which resulted in a customer list and corresponding liability of $9.9 million at December 31, 2002. The purchase price will be paid through a deferred payment arrangement over a two-year period up to a maximum amount of $32 million.

        The Company did not have any significant acquisitions during the twelve months ended December 31, 2001.

4.    MARKETABLE SECURITIES

        In January 2002, the Company's investment in Japan, Bekko, sold its trading marketable securities for $0.5 million. The Company recorded an unrealized loss of $0.3 million related to the trading marketable securities in interest income and other income (expense) for the year ended December 31, 2001 and incurred no additional loss in 2002 and no loss in 2000. The Company had no trading marketable securities at December 31, 2002 and $0.5 million at December 31, 2001.

5.    ADVERTISING

        The Company expenses advertising costs as incurred except for direct-response advertising costs, which are capitalized and amortized over the expected period of future benefits. Direct-response advertising consists primarily of direct-mail advertisements, newspaper and television advertising. These costs are amortized over the lesser of the life of the customers obtained from these efforts or twelve months following the provisioning of the customer. The types of costs capitalized as of December 31, 2002 and 2001 include external costs associated with production and design, newspaper and magazine space, telephone solicitation, television and radio airtime, and payroll and payroll-related costs for the direct-response advertising activities of employees who are directly associated with and devote time to direct-response advertising. At December 31, 2002 and 2001, capitalized advertising costs of $6.5 million and $7.6 million, respectively, were included in prepaid expenses and other current assets. Advertising expense for the years ended December 31, 2002, 2001 and 2000 was $26.7 million, $36.1 million and $43.0 million, respectively.

6.    PROPERTY AND EQUIPMENT

        Property and equipment consisted of the following (in thousands):

	December 31,
	2002	2001
Network equipment	$632,103	$622,975
Furniture and equipment	57,156	59,379
Leasehold improvements	16,733	20,628
Construction in progress	219	4,198

Subtotal	706,211	707,180
Less: Accumulated depreciation	(376,109)	(331,716)

Total property and equipment, net	$330,102	$375,464

        Depreciation and amortization expense for property and equipment including equipment under capital leases and vendor financing obligations for the years ended December 31, 2002, 2001 and 2000 was $60.4 million, $97.7 million and $67.7 million, respectively. An asset write-off of $18.1 million, which included $17.4 million of fiber cable in Europe which will no longer be used by the Company, and an asset impairment charge of $149.9 million were recorded during the years ended December 31, 2002 and 2001, respectively, and was reflected in the accumulated depreciation balance for property and equipment at December 31, 2002 and 2001.

        At December 31, 2002, the total equipment under capital lease and vendor financing obligations consisted of $138.8 million of network equipment and $0.6 million of administrative equipment, with accumulated depreciation of $63.0 million and $0.2 million, respectively. At December 31, 2001, the total equipment under capital lease and vendor financing obligations consisted of $190.2 million of network equipment and $0.3 million of administrative equipment, with accumulated depreciation of $30.8 million and $0.02 million, respectively.

7.    GOODWILL AND OTHER INTANGIBLE ASSETS

        Acquired intangible assets subject to amortization consisted of the following (in thousands):

	December 31,
	2002		2001
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Customer lists	$146,394	$(117,079)	$139,771	$(96,955)
Other	1,354	(973)	4,961	(1,662)

Total	$147,748	$(118,052)	$144,732	$(98,617)

        Amortization expense for customer lists and other intangible assets for the years ended December 31, 2002, 2001 and 2000 was $21.8 million, $35.1 million and $33.3 million, respectively. During the year ended December 31, 2002, the Company acquired $10.5 million of customer lists which have a weighted average life of three years. The Company expects amortization expense for customer lists and other intangible assets for the fiscal years ended December 31, 2003, 2004, 2005, 2006 and 2007 to be approximately $16.2 million, $9.3 million, $4.0 million, $0.1 million and $0.1 million, respectively. An asset impairment charge of $0.5 million and $19.1 million was recorded in 2002 and 2001, respectively, and was reflected in the accumulated amortization balance for customer lists for the years ended December 31, 2002 and 2001.

        Acquired intangible assets not subject to amortization consisted of the following (in thousands):

	December 31,
	2002	2001
	Net Carrying Amount	Net Carrying Amount
Goodwill	$48,963	$63,385

        Amortization expense for goodwill for the years ended December 31, 2001 and 2000 was $24.8 million and $19.7 million, respectively. An asset impairment charge of $14.7 million and $357.3 million was recorded in 2002 and 2001, respectively, and was reflected in the accumulated amortization balance for goodwill for the years ended December 31, 2002 and 2001.

        The changes in the carrying amount of goodwill for the year ended December 31, 2002 are as follows (in thousands):

	North America	Europe	Asia-Pacific	Total
Balance as of January 1, 2002	$41,311	$15,773	$6,301	$63,385
Cumulative effect of a change in accounting principle	—	(10,973)	—	(10,973)
Deconsolidation of a subsidiary	—	(298)	—	(298)
Disposal of iPrimus Telecommunications GmbH	—	(3,756)	—	(3,756)
Effect of change in foreign currency exchange rates	(391)	864	132	605

Balance as of December 31, 2002	$40,920	$1,610	$6,433	$48,963

        The reduction in the goodwill balance for Europe is primarily a result of the Company's SFAS No. 142 analysis. Effective January 1, 2002, the Company adopted SFAS No. 142. As a result of this adoption, the Company recorded an impairment loss of $11.0 million related to the InterNeXt reporting unit as a cumulative effect of a change in accounting principle. The estimated fair value of the Company's assets was based on the present value of estimated future cash flows using a discount rate commensurate with the risks involved. Under the guidelines of SFAS No. 142, the Company is required to perform an impairment test at least on an annual basis at any time during the fiscal year provided the test is performed at the same time every year. On October 1, 2002, the Company's designated annual testing date, based on the testing performed, a goodwill impairment loss was recognized in the amount of $3.8 million. See Note 2—"Summary of Significant Accounting Policies" and Note 20—"Equity Investment Write-off and Loss."

        A reconciliation of net loss and loss per share reported in the Consolidated Statements of Operations to the pro forma amounts adjusted for the exclusion of goodwill amortization is presented below. For purposes of the calculation of the tax effect, the Company assumed a zero percent effective tax rate applied to the deductible goodwill based on the applicable effective tax rate for the periods presented. The pro forma results reflecting the exclusion of goodwill amortization have been prepared only to demonstrate the impact of goodwill amortization on net loss and loss per share and are for comparative purposes only.

	For the Year Ended December 31,
	2002	2001	2000
	(in thousands, except per share amounts)
Reported net loss	$(34,603)	$(306,176)	$(174,664)
Add: goodwill amortization, net of income taxes	—	24,818	19,679

Adjusted net loss	$(34,603)	$(281,358)	$(154,985)

Reported loss per common share:
Basic and diluted:
Loss before cumulative effect of a change in accounting principle	$(0.37)	$(5.73)	$(4.40)
Cumulative effect of a change in accounting principle	(0.17)	—	—

Net loss	$(0.54)	$(5.73)	$(4.40)

Add: goodwill amortization, net of income taxes	$—	$0.46	$0.50
Adjusted loss per common share:
Basic and diluted:
Loss before cumulative effect of a change in accounting principle	$(0.37)	$(5.27)	$(3.90)
Cumulative effect of a change in accounting principle	(0.17)	—	—

Net loss	$(0.54)	$(5.27)	$(3.90)

Weighted average number of common shares outstanding	64,631	53,423	39,691

8.    LONG-TERM OBLIGATIONS

        Long-term obligations consisted of the following (in thousands):

	December 31, 2002	December 31, 2001
Obligations under capital leases	$8,551	$28,754
Equipment financing	72,945	71,492
Leased fiber capacity	36,107	53,713
Accounts receivable financing facility and other	42,948	20,365
Senior notes	369,318	422,144
Convertible subordinated debentures	71,119	71,119

Subtotal	600,988	667,587
Less: Current portion of long-term obligations	(63,231)	(51,996)

Total long-term obligations	$537,757	$615,591

        Future minimum principal payments for accounts receivable financing facility and other, senior notes and convertible subordinated debentures for the years ended December 31, 2003, 2004, 2005, 2006, 2007 and thereafter are $13.3 million, $91.0 million, $25.4 million, $0.02 million, $71.1 million, and $282.5 million, respectively. For future minimum principal payments for obligations under capital leases, equipment financing and leased fiber capacity, see Note 11—"Commitments and Contingencies."

        The indentures governing the senior notes and convertible debentures, as well as other credit arrangements, contain certain financial and other covenants which, among other things, will restrict the Company's ability to incur further indebtedness and make certain payments, including the payment of dividends.

Senior Notes and Convertible Debentures

        In February 2000, the Company completed the sale of $250 million in aggregate principal amount of 5 3/4% convertible subordinated debentures due 2007 ("2000 Convertible Debentures") with semi-annual interest payments due on February 15th and August 15th. On March 13, 2000, the Company announced that the initial purchasers of the 2000 Convertible Debentures had exercised their $50 million over-allotment option granted pursuant to a purchase agreement dated February 17, 2000. The debentures were convertible into approximately 6,025,170 shares of the Company's common stock based on a conversion price of $49.7913 per share. During the years ended December 31, 2001 and 2000, the Company reduced the principal balance of the debentures through open market purchases and conversion to the Company's common stock. In February 2002, the Company retired all of the 2000 Convertible Debentures that had been previously purchased by the Company in December 2000 and January 2001 in the principal amount of $36.4 million. The retired principal had been held by the Company as treasury bonds and had been recorded as a reduction of long-term obligations. See the table below for detail on debt repurchases since December 31, 2000.

        In October 1999, the Company completed the sale of $250 million in aggregate principal amount of 12 3/4% senior notes due 2009 ("October 1999 Senior Notes"). The October 1999 Senior Notes are due October 15, 2009, with semi-annual interest payments due on October 15th and April 15th. During the years ended December 31, 2002, 2001 and 2000, the Company reduced the principal balance of these senior notes through open market purchases. In June and September 2002, the Company retired all of the October 1999 Senior Notes that had been previously purchased by the Company in the principal amount of $134.3 million in aggregate. The retired principal had been held by the Company as treasury bonds and had been recorded as a reduction of long-term obligations. See the table below for detail on debt repurchases since December 31, 2000.

        In January 1999, the Company completed the sale of $200 million aggregate principal amount of 11 1/4% senior notes due 2009 ("January 1999 Senior Notes") with semi-annual interest payments due on January 15th and July 15th. The January 1999 Senior Notes are due January 15, 2009 with early redemption at the option of the Company at any time after January 15, 2004. In June 1999, in connection with the Telegroup acquisition, the Company issued $45.5 million in aggregate principal amount of the Company's 11 1/4% senior notes due 2009 pursuant to the January 1999 Senior Notes indenture. During the years ended December 31, 2002 and 2001, the Company reduced the principal balance of these senior notes through open market purchases. In June, November and December 2002, the Company retired all of the January 1999 Senior Notes that had been previously purchased by the

Company in the principal amount of $129.1 million in aggregate. The retired principal had been held by the Company as treasury bonds and had been recorded as a reduction of long-term obligations. See the table below for detail on debt repurchases since December 31, 2000.

        On May 19, 1998, the Company completed the sale of $150 million 9 7/8% senior notes due 2008 ("1998 Senior Notes") with semi-annual interest payments due on May 15th and November 15th. The 1998 Senior Notes are due May 15, 2008 with early redemption at the option of the Company at any time after May 15, 2003. During the years ended December 31, 2002 and 2001, the Company reduced the principal balance of these senior notes through open market purchases. In June, October and December 2002, the Company retired all of the 1998 Senior Notes that had been previously purchased by the Company in the principal amount of $99.8 million in aggregate. The retired principal had been held by the Company as treasury bonds and had been recorded as a reduction of long-term obligations. See the table below for detail on debt repurchases since December 31, 2000.

        On August 4, 1997, the Company completed the sale of $225 million 11 3/4% senior notes due 2004 ("1997 Senior Notes") and warrants to purchase 392,654 shares of the Company's common stock, with semi-annual interest payments due on February 1st and August 1st. The 1997 Senior Notes are due August 1, 2004 with early redemption at the option of the Company at any time after August 1, 2001, at a premium to par value. During the years ended December 31, 2001 and 2000, the Company reduced the principal balance of these senior notes through open market purchases. In June and November 2002, the Company retired $47.2 million in principal amount of the 1997 Senior Notes that had been previously purchased by the Company. The retired principal had been held by the Company as treasury bonds and had been recorded as a reduction of long-term obligations. See the table below for detail on debt repurchases since December 31, 2000. See Note 22—"Subsequent Events."

        The following table shows the changes in the balances of the Company's senior notes and debentures for the years ended December 31, 2002 and 2001. The senior notes purchased by the Company that have not been cancelled are held as treasury bonds and are recorded as a reduction of long-term obligations.

	For the Year Ended December 31, 2002
	Balance at December 31, 2001	Principal Purchases	Conversion to Common Stock	Warrant Amortization and Write-off	Balance at December 31, 2002	Value of Shares Issued and Cash Paid for Purchase of Principal
2000 5 3/4% Convertible Debentures due 2007	$71,119,000	$—	$—	$—	$71,119,000	$—
October 1999 12 3/4% Senior Notes due 2009	126,680,000	(11,000,000)	—	—	115,680,000	1,485,000
January 1999 11 1/4% Senior Notes due 2009	139,587,000	(23,167,000)	—	—	116,420,000	3,782,045
1998 9 7/8% Senior Notes due 2008	69,020,000	(18,800,000)	—	—	50,220,000	9,776,000
1997 11 3/4% Senior Notes due 2004	86,857,345	—	—	140,382	86,997,727	—

Total	$493,263,345	$(52,967,000)	$—	$140,382	$440,436,727	$15,043,045

	For the Year Ended December 31, 2001
	Balance at December 31, 2000	Principal Purchases	Conversion to Common Stock	Warrant Amortization and Write-off	Balance at December 31, 2001	Value of Shares Issued and Cash Paid for Purchase of Principal
2000 5 3/4% Convertible Debentures due 2007	$296,610,000	$(33,027,000)	$(192,464,000)	$—	$71,119,000	$65,147,343
October 1999 12 3/4% Senior Notes due 2009	239,350,000	(112,670,000)	—	—	126,680,000	25,806,250
January 1999 11 1/4% Senior Notes due 2009	245,467,000	(105,880,000)	—	—	139,587,000	24,032,724
1998 9 7/8% Senior Notes due 2008	150,000,000	(80,980,000)	—	—	69,020,000	18,694,158
1997 11 3/4% Senior Notes due 2004	177,622,321	(91,700,000)	—	935,024	86,857,345	21,353,812

Total	$1,109,049,321	$(424,257,000)	$(192,464,000)	$935,024	$493,263,345	$155,034,287

Capital Leases, Leased Fiber Capacity, Equipment Financing and Other Long-Term Obligations

        In December 1999, the Company agreed to purchase $23.2 million of fiber capacity from Qwest Communications which provides the Company with an asynchronous transfer mode (ATM) + Internet protocol (IP) based international broadband backbone. The backbone is comprised of nearly 11,000 route miles of fiber optic cable in the United States and overseas as well as private Internet peering at select sites in the United States and overseas. In March 2000, the Company agreed to purchase an additional $20.8 million of fiber capacity. As of June 30, 2001, the Company had fulfilled the total purchase obligation. As of December 31, 2001, the Company had made cash payments of $27.1 million. In June 2002, the Company settled its outstanding payment obligation of $16.4 million with Qwest for $10 million in cash. $5 million was paid in June 2002. $5 million remained payable as of December 31, 2002, of which $3 million is due June 2003, and $2 million is due September 2003. The Company recorded this transaction in accordance with FASB Interpretations ("FIN") No. 26, "Accounting for Purchase of a Leased Asset by the Lessee during the Term of the Lease," and accordingly, the transaction resulted in a reduction of property and equipment of $7.2 million during the three months ended June 30, 2002.

        During the three months ended September 30, 2001, the Company accepted delivery of fiber optic capacity on an IRU basis from Southern Cross Cables Limited ("SCCL"). The Company and SCCL entered into an arrangement financing the capacity purchase. During the three months ended December 31, 2001, the Company renegotiated the payment terms with SCCL. Under the new terms, the payments for each capacity segment will be made over a five-year term, which added two years to the original three-year term, and continues to bear interest at 6.0% above LIBOR (7.38% at December 31, 2002). The Company further agreed to purchase $12.2 million of additional fiber optic capacity from SCCL under the IRU agreement. The Company had purchased $9.3 million under the agreement as of December 31, 2002, and is scheduled to receive delivery of all capacity by May 2003. At December 31, 2002 and December 31, 2001, the Company had a liability recorded under this agreement in the amount of $18.4 million and $11.6 million, respectively.

        In December 2000, the Company entered into a financing arrangement to purchase fiber optic capacity on an IRU basis in Australia for $28.9 million (51.1 million Australian dollars ("AUD")) from Optus Networks Pty. Limited. As of December 31, 2001, the Company had fulfilled the total purchase obligation. At December 31, 2002, the Company had a liability recorded in the amount of $17.2 million (30.4 million AUD), which reflects a promissory note payable over a four-year term bearing interest at a rate of 14.31%.

        During the year ended December 31, 2000, Cisco Systems Capital Corporation ("Cisco") provided the Company with $50.0 million in financing to fund the purchase of network equipment, secured by the equipment purchased. In March 2002, the Company settled its outstanding equipment lease obligations of $15.3 million with Cisco for $6.5 million in cash and 1,200,000 shares of the Company's common stock. $5.0 million was paid in March 2002. $1.5 million remains payable and is due April 2, 2003. The Company recorded this transaction in accordance with FIN No. 26 and accordingly, this transaction resulted in a reduction of property and equipment of $8.0 million during the three months ended March 31, 2002.

        During the years ended December 31, 2000 and 1999, NTFC Capital Corporation provided the Company with $15.0 million and $30.0 million, respectively, in financing to fund the purchase of network equipment, secured by the equipment purchased. At December 31, 2002 and 2001, $45.0 million was utilized by the Company and recorded as a liability. Borrowings under this credit facility are payable over a four-year term starting December 31, 2002 at an interest rate of 8.0%. See Note 22—"Subsequent Events."

        During the year ended December 31, 1999, Ericsson Financing Plc ("Ericsson") provided the Company with $34.2 million (21.3 million British pounds) in financing to fund the purchase of network equipment, secured by the equipment purchased. At December 31, 2002 and 2001, $19.4 million (12.1 million British pounds) was utilized under this facility. Borrowings under this credit facility accrue interest at rates equal to LIBOR of the relevant currency plus 5.8% (9.79% at December 31, 2002) for 50% of the capital and at 3.8% above LIBOR (7.79% at December 31, 2002) for the other 50%, and are payable over a five-year term. The Company had liabilities recorded at December 31, 2002 and 2001 of $15.2 million and $13.8 million, respectively. During the three months ended December 31, 2001, the Company renegotiated payment terms with Ericsson. Under the new terms, the principal of the borrowings is to be deferred until May 15, 2003. Interest until commencement of repayment will be accrued at 3.8% above LIBOR per annum for 50% of the capital and at 1.8% above LIBOR for the other 50%. All obligations under this credit facility will be fulfilled by February 15, 2006.

        During the year ended December 31, 2000, General Electric Capital Corporation provided the Company with $20.0 million in financing to fund the purchase of network equipment, secured by the equipment purchased. At December 31, 2002 and 2001, $12.7 million was utilized under this facility by the Company and recorded as a liability. Borrowings under this credit facility are payable over a four-year term starting December 31, 2002 at an interest rate of 8.0%. See Note 22—"Subsequent Events."

        During the three months ended June 30, 2002, the Company entered into a settlement agreement with a vendor who filed for bankruptcy protection in the United States in January 2002. In October 2002, this settlement agreement was approved by the United States Bankruptcy Court. The settlement resulted in the netting of various payables and receivables including $4.8 million in leased fiber capacity owed by the Company. This settlement resulted in a reduction of property and equipment of $3.5 million in accordance with FIN No. 26, "Accounting for Purchase of a Leased Asset by the Lessee during the Term of the Lease."

Other

        In March 2002, the Company consummated a transaction financing accounts receivable of a certain wholly-owned subsidiary, with Textron Financial Inc. The Company pledged $15.5 million as collateral as of December 31, 2002, and recorded a liability of $14.9 million which is included in current portion of long-term obligations as the financing is payable on demand. This financing will terminate in March 2005 and bears fees at a rate of Bloomberg BBSWIB rate plus 5.75% per annum (10.6% at December 31, 2002), plus an additional $150,000 per annum. In July 2001, the Company consummated a transaction financing accounts receivable of its wholly-owned Canadian subsidiary, Primus Canada, with Textron Financial Canada Limited, an affiliate of Textron Financial Inc. The Company pledged $15.3 million and $17.4 million of its accounts receivable as collateral as of December 31, 2002 and 2001, respectively, and recorded a liability of $10.4 million and $12.4 million, respectively, which is included in current portion of long-term obligations as the financing is payable on demand. This financing will terminate in March 2005 and bears fees at a rate of Canada Prime Rate plus 3.25% (7.75% at December 31, 2002), plus an additional $285,370 (450,000 Canadian dollars) per annum. These transactions with Textron Financial Inc. collectively permit borrowings of up to $29.8 million, depending on the level of customer receivables. See Note 22—"Subsequent Events."

        In September 2002, the Company signed an agreement to acquire the United States-based retail switched voice services customer base of C&W. In addition to assuming certain liabilities associated with the customer base, the purchase price is based on the acquired customer base revenues. The Company started acquiring the customer base during the three months ended December 31, 2002, which resulted in a customer list and corresponding liability of $9.9 million at December 31, 2002. The purchase price will be paid through a deferred payment arrangement over a two-year period up to a maximum amount of $32 million.

9.    INCOME TAXES

        The total (benefit) provision for income tax for the years ended December 31, 2002, 2001, and 2000 is as follows (in thousands):

		2002	2001	2000
Current:	Federal	$(1,506)	$5,000	$—
	State	—	—	—
	Foreign	1,155	—	—

		(351)	5,000	—
Deferred:	Federal	—	—	—
	State	—	—	—
	Foreign	(3,247)	—	—

		(3,247)	—	—
Total Tax (Benefit) Provision		$(3,598)	$5,000	$—

        On March 9, 2002, the Job Creation and Workers Assistance Act of 2002 was signed into law. The new law suspends the 90% limitation of net operating loss carryforward (NOL) for alternative minimum taxes (AMT). In accordance with SFAS No. 109, "Accounting for Income Taxes," any changes in tax laws or rates should be reflected in the year of enactment. Accordingly in the first quarter of 2002, the $5 million tax provision recorded for the alternative minimum taxes at December 31, 2001 and the AMT credit carryforward were reversed.

        The (benefit) provision for income taxes differed from the amount computed by applying the federal statutory income tax rate to loss before income taxes and cumulative effect of a change in accounting principle due to the following (in thousands):

	For the Year Ended December 31,
	2002	2001	2000
Tax benefit at federal statutory rate	$(12,988)	$(104,100)	$(59,386)
State income tax, net of federal benefit	(723)	—	(3,700)
Effect of rate differences outside the United States	(6,005)	14,628	251
Nondeductible Items	—	30,000	—
Increase in valuation allowance	20,313	63,368	61,293
Goodwill amortization	—	1,791	2,703
Reversal of AMT credit carryforward	(5,000)	—	—
Other	805	(687)	(1,161)

Income taxes	$(3,598)	$5,000	$—

        The significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2002	2001
Deferred tax assets (non-current):
Accrued expenses	$—	$—
Net operating loss carryforwards	104,515	91,330
Bad debt reserve	5,951	1,913
Basis difference in intangibles	19,222	15,389
Basis difference in fixed assets	—	3,192
Basis difference in fixed assets-impairment	168,080	137,119
AMT credit carryforward	—	5,000
Foreign tax credit	3,494	—
Other	—	1,202
Valuation allowance	(245,950)	(225,637)

	55,312	29,508

Deferred tax liabilities (current):
Other	4,566	2,754
Depreciation	47,482	26,754

	52,048	29,508

Net deferred taxes	$3,264	$—

        At December 31, 2002, the Company had United States operating loss carryforwards of $113 million available to reduce future United States taxable income which expire in 2022.

        As of December 31, 2002, the Company had foreign operating loss carryforwards of approximately $175.6 million that expire at various times and some of which carryforward without expiration.

        No provision was made in 2002 for United States income taxes on the undistributed earnings of the foreign subsidiaries as it is the Company's intention to utilize those earnings in the foreign operations for an indefinite period of time or to repatriate such earnings only when tax effective to do so. It is not practicable to determine the amount of income or withholding tax that would be payable upon the remittance of those earnings.

10.    FAIR VALUE OF FINANCIAL INSTRUMENTS

        The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, restricted cash, accounts receivable, marketable securities and accounts payable approximate fair value due to relatively short period to maturity. The estimated fair value of the Company's 2000 Convertible Debentures, 1999, 1998 and 1997 Senior Notes (carrying value of $440 million and $493 million, at December 31, 2002 and 2001, respectively), based on quoted market prices, was $226 million and $80 million, respectively, at December 31, 2002 and 2001.

11.    COMMITMENTS AND CONTINGENCIES

        Future minimum lease payments under capital lease and vendor financing obligations ("Equipment Financing") and non-cancelable operating leases as of December 31, 2002 are as follows (in thousands):

Year Ending December 31,	Equipment Financing	Operating Leases
2003	$34,807	$12,831
2004	41,693	9,802
2005	38,314	7,000
2006	24,391	4,623
2007	1,288	3,571
Thereafter	—	3,059

Total minimum lease payments	140,493	40,886
Less: Amount representing interest	(22,890)	—

	$117,603	$40,886

        Rent expense under operating leases was $15.8 million, $18.9 million and $16.8 million for the years ended December 31, 2002, 2001 and 2000, respectively.

        In September 2002, the Company signed an agreement to acquire the United States-based retail switched voice services customer base of C&W. In addition to assuming certain liabilities associated with the customer base, the purchase price is based on the acquired customer base revenues. The Company started acquiring the customer base during the three months ended December 31, 2002, which resulted in a customer list and corresponding liability of $9.9 million at December 31, 2002. The purchase price will be paid through a deferred payment arrangement over a two-year period up to a maximum amount of $32 million.

        During the three months ended December 31, 2001, the Company agreed to purchase $12.2 million of additional fiber optic capacity from SCCL under an IRU Agreement. The Company had purchased $9.3 million under the agreement as of December 31, 2002, and is scheduled to receive delivery of all capacity by May 2003.

        In March 1999, the Company purchased the common stock of London Telecom Network, Inc. and certain related entities that provide long distance telecommunications services in Canada (the "LTN Companies"). In April 2001, the LTN Companies received a federal notice and a provincial notice of income tax assessment disputing certain deductions from taxable income made by the LTN Companies prior to the Company's acquisition, in the amount of $8.0 million (12.5 million Canadian dollars), plus penalties and interest of $4.1 million (6.5 million Canadian dollars). The Company is disputing the entire assessment. The Company has recorded an accrual for the amounts that management estimates to be the probable loss. The Company's ultimate legal and financial liability with respect to these proceedings cannot be estimated with certainty at this time, while an adverse result for the full amount sought or some significant percentage thereof could have a material adverse effect on the Company's financial results.

        On December 9, 1999, Empresa Hondurena de Telecomunicaciones, S.A. ("Plaintiff"), based in Honduras, filed suit in Florida State Court in Broward County against TresCom and one of TresCom's wholly-owned subsidiaries, St. Thomas and San Juan Telephone Company, alleging that such entities failed to pay amounts due to Plaintiff pursuant to contracts for the exchange of telecommunications traffic during the period from December 1996 through September 1998. The Company acquired TresCom in June 1998, and TresCom is currently the Company's subsidiary. Plaintiff is seeking approximately $14 million in damages, plus legal fees and costs. The Company filed an answer on January 25, 2000, and discovery has commenced. A trial date has not yet been set. The Company has recorded an accrual for the amounts that management estimates to be the probable loss. The Company's ultimate legal and financial liability with respect to such legal proceeding cannot be estimated with certainty at this time, while an adverse result for the full amount sought or some significant percentage thereof could have a material adverse effect on the Company's financial results. The Company intends to defend the case vigorously. Management believes that this suit will not have a material adverse effect on its financial results.

        The Company and certain of its executive officers have been named as defendants in two separate securities lawsuits brought by stockholders ("Plaintiffs") of Tutornet.com, Inc. ("Tutornet") in the United States District Courts in Virginia and New Jersey. The plaintiffs sued Tutornet and several of its officers (collectively, the "Non-Primus Defendants") for an undisclosed amount alleging fraud in the sale of Tutornet securities. The plaintiffs also named the Company and several of its executive officers (the "Primus Defendants") as co-defendants. Neither the Company nor any of its subsidiaries/affiliates owns, or has ever owned, any interest in Tutornet. In the Virginia case, the Primus Defendants were dismissed before the case went to the jury. The case continued against the Non-Primus Defendants, and the jury rendered a verdict of $176 million in favor of the Plaintiffs against the Non-Primus Defendants only. The Non-Primus Defendants have filed post-trial motions seeking to reverse or reduce the jury's award, and the plaintiffs have sought a new trial involving the Primus Defendants. The judge has not yet ruled on these motions. The Company does not believe there is any merit to the motion for a new trial involving the Primus defendants. The New Jersey case was filed on September 24, 2002 and includes claims against the Primus Defendants. The Primus Defendants have moved to dismiss, and the case has been stayed pending further decision by the court in the Virginia case on Plaintiffs' motion for a new trial. In both cases, the Company intends to vigorously defend against these actions and believes that the plaintiffs' claims are without merit. However, the Company's ultimate legal and financial liability with respect to such legal proceedings cannot be estimated with any certainty at this time and there is no entity insurance coverage for these claims. Accordingly, an adverse result for the full amount sought or some percentage thereof could have a material adverse effect on the Company's financial results.

        The Company is subject to certain other claims and legal proceedings that arise in the ordinary course of its business activities. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to the Company. Management believes that any aggregate liability that may ultimately result from the resolution of these matters will not have a material adverse effect on its financial results.

12.    CONVERTIBLE PREFERRED STOCK

        In December 2002, the Company signed an agreement to sell 559,950 newly-authorized shares of its Series C Convertible Preferred Stock (the "Series C Preferred") for an aggregate purchase price of $42 million. On December 31, 2002, the Company issued 438,853 shares of Series C Preferred stock for approximately $32.3 million, net of $0.6 million of offering costs. At a special meeting of its stockholders, the Company's stockholders will vote on whether to approve the issuance of the remaining 121,097 shares of Series C Preferred stock for approximately $9 million in cash.

        Each Series C Preferred share is convertible into common stock at any time. All shares are mandatorily convertible if (i) two-thirds of the holders elect to convert or (ii) the average closing price of the Company's common stock for any period of 20 consecutive trading days exceeds three times the conversion price. As of December 31, 2002, each share was convertible into forty shares of common stock at a conversion price of $1.875 per share. The preferred-to-common stock conversion ratio and the conversion price are subject to certain anti-dilution adjustments.

        Each Series C Preferred share is entitled to a performance adjustment, calculated at a rate of 8% per annum on the share issue price. The performance adjustment may be paid, at the Company's option, either as an adjustment to the conversion ratio or in cash. The performance adjustment may be extinguished upon the Company's achievement of certain performance targets. In February 2003, the Company achieved one of its performance targets, thereby removing the performance adjustment on a prospective basis. See Note 22—"Subsequent Events."

        Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, each holder is entitled to receive a liquidation preference. Unless otherwise determined by the vote of at least two-thirds of the holders, a liquidation includes a merger, reorganization, sale or other transaction that (i) results in the transfer of 50% or more of the outstanding voting securities or power of the Company; (ii) results in the holders of a majority of the Company's outstanding voting securities or voting power immediately prior to the transaction holding less than a majority of the outstanding voting securities or voting power of the surviving entity; (iii) results in the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the Company's assets; or (iv) results in a person or group becoming a beneficial owner of more than 50% of total voting power of the then-outstanding voting capital stock of the Company. The liquidation preference is equal to the then applicable effective conversion price multiplied by the number of shares of common stock into which each Series C Preferred share is convertible, plus an amount representing a 15% internal rate of return (the "dividend"). The Company has not accreted the dividend as a liquidating event as it is not considered probable.

        Each Series C Preferred share has voting rights equal to an equivalent number of shares of common stock into which it is convertible. The Company must obtain approval from the majority of holders of Preferred Stock, in order to (a) alter the Articles of Incorporation or By-laws, (b) issue capital stock, (c) declare or distribute a dividend on common stock or Preferred Stock, or (d) enter into a sale of liquidation event. So long as holders of the Series C Preferred maintain at least ten percent of the total outstanding voting securities or voting power, the Company must obtain approval from the majority of the holders of the Series C Preferred to conduct certain matters including, but not limited to, issuance of additional shares (or class of shares), entering into a sale, merger, consolidation or liquidation event and the assumption of significant liabilities. In addition, the holders are entitled to elect one member to the Company's Board of Directors. If ownership drops below ten percent, but remains above five percent, the holders will retain certain of the aforementioned approval rights; however these rights will be reduced. In addition, the holders will be entitled to appoint one observer, rather than member, to the Company's Board of Directors, as long as their ownership is greater than 10% of the outstanding common stock.

13.    STOCKHOLDERS' EQUITY

        During the year ended December 31, 2000, Cisco provided the Company with $50.0 million in financing to fund the purchase of network equipment, secured by the equipment purchased. In March 2002, the Company settled its outstanding equipment lease obligations of $15.3 million with Cisco for $6.5 million in cash and 1,200,000 shares of the Company's common stock. $5.0 million was paid in March 2002. $1.5 million remains payable and is due April 2, 2003. The Company recorded this transaction in accordance with FIN No. 26 and accordingly, this transaction resulted in a reduction of property and equipment of $8.0 million during the three months ended March 31, 2002.

        In November 2001, the Company exchanged 10,870,668 shares of the Company's common stock for the extinguishment of $62.9 million in principal amount of the 2000 Convertible Debentures. This resulted in a gain of $53.3 million, or $1.00 per basic and diluted share, slightly offset by the write-off of related deferred financing costs.

        In January 2001, the Company exchanged 8,308,258 shares of the Company's common stock for the extinguishment of $129.6 million in principal amount of the 2000 Convertible Debentures and purchased $38.2 million of principal amount of its senior notes and convertible debentures, prior to maturity, for $11.6 million in cash. These transactions resulted in a gain of $106.1 million, or $1.99 per basic and diluted share, slightly offset by the write-off of related deferred financing costs.

        On January 10, 2001, the Company received from Inktomi Corporation an investment, which was a part of a strategic alliance created between the two companies in June 2000, of $10 million in exchange for 2,862,254 restricted shares of the Company's common stock.

        At the Company's Annual Meeting of Stockholders held on June 14, 2000, the stockholders of the Company approved an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's common stock to 150,000,000 shares.

        During the years ended December 31, 2001 and 2000, the Company issued 265,287 shares and 2,946,238 shares, respectively, of the Company's common stock as consideration of the purchase price for the various acquisitions. No shares were issued during the year ended December 31, 2002.

14.    STOCK-BASED COMPENSATION

        In December 1998, the Company established the 1998 Restricted Stock Plan (the "Restricted Plan") to facilitate the grant of restricted stock to selected individuals who contribute to the development and success of the Company. The total number of shares of common stock that may be granted under the Restricted Plan is 750,000. During the years ended December 31, 2001 and 2000, the Company issued 17,643 shares and 3,000 shares, respectively, of restricted stock under the Restricted Plan at fair value to certain eligible agents. These restricted shares vest ratably on the issue date, first anniversary and second anniversary of the issue date based on a continued relationship. Compensation expense related to the award was approximately $0.1 million and $24,000 for the years ended December 31, 2001 and 2000, respectively. The Company did not issue any restricted stock under the Restricted Plan for the year ended December 31, 2002. During the year ended December 31, 2002 and 2001, the Company cancelled 15,280 shares and 80,500 shares of restricted stock due to the termination of certain employees and agents, respectively. In conjunction with the cancellation during 2001, promissory notes of approximately $0.6 million, securing payment for the restricted shares, were forgiven.

        The Company sponsors an Employee Stock Option Plan (the "Employee Plan"). The total number of shares of common stock authorized for issuance under the Employee Plan is 9,000,000. Under the Employee Plan, awards may be granted to key employees of the Company and its subsidiaries in the form of Incentive Stock Options or Nonqualified Stock Options. The Employee Plan allows the granting of options at an exercise price of not less than 100% of the stock's fair value at the date of grant. The options vest over a period of up to three years, and no option will be exercisable more than ten years from the date it is granted. In May 2002, the Company offered employees the opportunity to exchange all outstanding stock options with exercise prices per share greater than $2.00 for replacement options to purchase shares of the Company's common stock at the closing price of the Company's common stock on the date that was six months and one day after the expiration date of the offer. Under the offer, 3,266,977 shares of the Company's common stock were cancelled, and 3,233,827 shares of the Company's common stock were reissued six months and one day after. The difference in the number of the cancelled and reissued shares is due to termination of employees during the six-month period.

        The Company sponsors a Director Stock Option Plan (the "Director Plan") for non-employee directors. Under the Director Plan, an option is granted to each qualifying non-employee director to purchase 45,000 shares of common stock, which vests over a two-year period. The option price per share is the fair market value of a share of common stock on the date the option is granted. No option will be exercisable more than five years from the date of grant. An aggregate of 600,000 shares of common stock was reserved for issuance under the Director Plan.

        A summary of stock option activity during the three years ended December 31, 2002 is as follows:

	2002		2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding—Beginning of year	6,489,588	$9.14	5,002,405	$15.90	3,883,359	$12.07
Granted	3,416,994	$1.60	4,171,942	$1.63	2,465,845	$21.25
Exercised	(2,750)	$1.68	—	$—	(488,822)	$5.29
Forfeitures	(4,038,390)	$13.04	(2,684,759)	$10.02	(857,977)	$19.90

Outstanding—end of year	5,865,442	$2.10	6,489,588	$9.16	5,002,405	$15.90

Eligible for exercise—end of year	1,283,887	$3.75	1,946,078	$16.14	2,063,123	$11.20

        The following table summarizes information about stock options outstanding at December 31, 2002:

	Options Outstanding			Options Exercisable
Range of Option Prices	Total Outstanding	Weighted Average Remaining Life in Years	Weighted Average Outstanding Price	Total Exercisable	Weighted Average Exercise Price
$ 0.54 to $ 0.75	262,999	8.17	$0.67	59,711	$0.70
$ 0.90	1,711,281	8.26	$0.90	873,447	$0.90
$ 1.33	36,000	9.85	$1.33	—	$—
$ 1.65	3,225,660	9.97	$1.65	—	$—
$ 1.93 to $ 2.38	406,472	8.00	$2.28	167,452	$2.22
$ 4.16	45,000	3.10	$4.16	30,000	$4.16
$12.31 to $17.44	76,282	5.89	$13.93	67,126	$14.15
$27.00 to $33.38	101,748	5.05	$29.83	86,151	$29.42

	5,865,442			1,283,887

        The weighted average fair value at date of grant for options granted during 2002, 2001 and 2000 was $0.88, $0.83 and $9.54 per option, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2002	2001	2000
Expected dividend yield	0%	0%	0%
Expected stock price volatility	97%	162%	109%
Risk-free interest rate	2.4%	4.0%	5.0%
Expected option term	4 years	4 years	4 years

15.    EMPLOYEE BENEFIT PLANS

        The Company sponsors a 401(k) employee benefit plan (the "401(k) Plan") that covers substantially all United States based employees. Employees may contribute amounts to the 401(k) Plan not to exceed statutory limitations. The 401(k) plan provides an employer matching contribution in the Company's common stock or cash of 50% of the first 6% of employee annual salary contributions. Through December 31, 2002, the employees received the employer match in common stock of the Company which is subject to three-year cliff vesting. In 2002, 2001 and 2000, the Company contributed common stock valued at $313,000, $533,000 and $587,000, respectively. A portion of these contributions were given in the form of cash for the open market purchase of the Company's common stock.

        Effective January 1, 1998, the Company adopted an Employee Stock Purchase Plan ("ESPP"). The ESPP allows employees to contribute up to 15% of their compensation to purchase the Company's common stock at 85% of the fair market value. An aggregate of 2,000,000 shares of common stock were reserved for issuance under the ESPP. During the years ended December 31, 2002, 2001 and 2000, the Company issued 282,382 shares, 528,243 shares and 87,942 shares under the ESPP, respectively.

16.    RELATED PARTIES

        In June 1999, the Company contracted with a vendor to provide one satellite earth station in Australia and to provide, operate and maintain a satellite link between the Company's router in Los Angeles, California and the earth station, as well as to monitor a satellite earth station in London. A Director of the Company is the Chairman and a stockholder of the vendor providing such services. The Company paid the vendor approximately $100,000 in 2000 and incurred monthly charges of $148,000 in 2001 and $150,000 in 2002 until the contract was terminated in June 2002. A termination fee of $357,500 was paid during the year ended December 31, 2002.

        At December 31, 2002 and 2001, the Company has three notes receivable with balances totaling $1.0 million from three officers of the Company. These notes arose during the year ended December 31, 2000 and were in connection with a loan from the Company to each of these officers for the exercise of options which were about to expire. The notes bear interest at the rate of 6% per annum and are payable in full five years from the date of agreement. The transactions were conducted at arm's length. These notes receivable are secured by shares of the Company's common stock acquired upon exercise of such options and are full recourse notes. The portion of the notes related to the issuance of stock is reflected as a reduction of stockholders' deficit. In February 2002, the Company entered into a retention agreement with each of these officers which provided that the personal recourse feature of the notes would be removed if such officer remained employed with the Company through May 1, 2003. The shares of the Company's common stock acquired upon exercise of the officer's options will continue to be held by the Company as collateral for the note.

17.    OPERATING SEGMENT AND RELATED INFORMATION

        The Company has three reportable operating segments based on management's organization of the enterprise into geographic areas—North America, Europe and Asia-Pacific. The Company evaluates the performance of its segments and allocates resources to them based upon net revenue and operating income (loss). The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Net revenue by reportable segment is reported on the basis of where services are provided. The Company has no single customer representing greater than 10% of its revenues. Operations and assets of the North America segment include shared corporate functions and assets, which the Company does not allocate to its other geographic segments for management reporting purposes.

        Summary information with respect to the Company's segments is as follows (in thousands):

	Year Ended December 31,
	2002	2001	2000
Net Revenue
North America
United States	$212,399	$271,588	$343,027
Canada	163,428	172,647	179,372
Other	5,742	8,876	10,628

Total North America	381,569	453,111	533,027

Europe
United Kingdom	139,480	141,297	159,683
Germany	63,767	99,189	98,053
Netherlands	79,467	42,824	32,882
Other	80,955	73,737	68,368

Total Europe	363,669	357,047	358,986

Asia-Pacific
Australia	259,459	248,173	283,311
Other	19,359	24,144	24,098

Total Asia-Pacific	278,818	272,317	307,409

Total	$1,024,056	$1,082,475	$1,199,422

Operating Income (Loss)
North America	$(7,326)	$(411,135)	$(59,064)
Europe	(18,397)	(202,406)	(40,313)
Asia-Pacific	22,408	(58,756)	(13,488)

Total	$(3,315)	$(672,297)	$(112,865)

Capital Expenditures
North America	$9,193	$40,023	$85,952
Europe	5,268	17,496	53,244
Asia-Pacific	14,906	30,252	54,576

Total	$29,367	$87,771	$193,772

        The above capital expenditures exclude assets acquired in business combinations and under terms of capital lease and vendor financing obligations.

	December 31,
	2002	2001
Assets
North America
United States	$215,006	$264,149
Canada	108,247	112,483
Other	7,125	10,379

Total North America	330,378	387,011

Europe
United Kingdom	72,178	113,543
Germany	25,410	62,892
Netherlands	29,586	7,680
Other	60,326	51,678

Total Europe	187,500	235,793

Asia-Pacific
Australia	179,195	158,902
Other	27,515	34,508

Total Asia-Pacific	206,710	193,410

Total	$724,588	$816,214

        The Company offers three main products—voice, data/Internet and VoIP in all three segments. Summary net revenue information with respect to the Company's products is as follows (in thousands):

	For the Year Ended December 31,
	2002	2001	2000
Voice	$854,840	$930,635	$1,077,728
Data/Internet	111,416	112,836	99,696
VoIP	57,800	39,004	21,998

Total	$1,024,056	$1,082,475	$1,199,422

18.    QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

        The following is a tabulation of the unaudited quarterly results of operations for the two years ended December 31, 2002 and 2001:

	For the quarter ended
	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002
	(in thousands)
Net revenue	$244,667	$251,244	$260,533	$267,612
Gross margin	$83,109	$85,340	$89,751	$97,213
Income (loss) before cumulative effect of a change in accounting principle	$20,754	$(11,574)	$(14,369)	$(18,441)
Cumulative effect on a change in accounting principle	$(10,973)	$—	$—	$—
Net income (loss)	$9,781	$(11,574)	$(14,369)	$(18,441)
Basic and diluted net income (loss) per share:
Income (loss) before cumulative effect of a change in accounting principle	$0.32	$(0.18)	$(0.22)	$(0.28)
Net income (loss)	$0.15	$(0.18)	$(0.22)	$(0.28)

	For the quarter ended
	March 31, 2001	June 30, 2001	September 30, 2001	December 31, 2001
	(in thousands)
Net revenue	$280,005	$271,083	$272,244	$259,143
Gross margin	$71,643	$76,020	$77,217	$89,754
Net income (loss)	$13,698	$116,105	$46,143	$(482,122)
Basic and diluted net income (loss) per share	$0.27	$2.21	$0.88	$(8.28)

        Due to the adoption of SFAS No. 142 during the year ended December 31, 2002, the Company retroactively restated the first quarter and third quarter results.

        Due to the adoption of SFAS No. 145, effective January 1, 2003, the Company reclassified extraordinary gains on early extinguishment of debt to income from continuing operations of $106.1 million, $185.7 million, $98.7 million, $96.3 million, $27.3 million and $9.4 million for the three-month periods ended March 31, June 30, September 30, and December 31, 2001 and March 31 and December 31, 2002, respectively, in accordance with the provisions of SFAS No. 145, and such reclassification is reflected in the quarterly results of operations above.

19.    ASSET IMPAIRMENT

        Pursuant to SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company identified certain long-lived assets for which there were indications of impairment. The overall deterioration in economic conditions within the telecommunications industry during 2001 led the Company to believe that the market value of certain long-lived assets had decreased significantly. As a result, the Company evaluated the following asset groupings, which included any corresponding goodwill: voice, data/Internet, and data centers. The Company's voice business provides international long distance services terminating in over 240 countries, and domestic long distance services within selected countries in its principal service regions. The Company's data/Internet business provides Internet access and data transfer services over ATM and frame relay networks to customers located in North America, Europe, and Australia. The Company's data centers offer Web design, Web hosting, co-location and e-commerce services in its primary operating regions, including the United States, Canada, the United Kingdom, France, and Australia.

        Based on the Company's evaluation, it was determined that the estimated future cash flows were less than the carrying value of its voice and data center long-lived assets. Accordingly, during the fourth quarter of 2001, the Company adjusted the carrying value of its long-lived assets, including property and equipment and intangible assets, to their estimated fair value of $485.0 million. This adjustment resulted in an asset impairment write-down of $526.3 million, or $9.85 per share, consisting of the following specific asset write-downs: $357.3 million in goodwill, $149.9 million in property and equipment, and $19.1 million in customer lists. The estimated fair value of the Company's assets was based on the present value of estimated future cash flows using a discount rate commensurate with the risks involved.

        During the year ended December 31, 2002, the Company recognized $22.3 million, or $0.35 per share, of additional specific write-offs which included $17.4 million of fiber cable in Europe which will no longer be used by the Company, and the goodwill of its German Internet subsidiary, iPrimus Telecommunications GmbH of $3.8 million due to the Company's annual impairment test performed on October 1, 2002.

        The following table outlines the Company's asset impairment write-down by segment (in thousands):

	For the year ended December 31,
	2002	2001
North America
United States	$150	$230,661
Canada	—	84,717
Other	—	—

Total North America	150	315,378

Europe
United Kingdom	17,762	103,683
Germany	4,198	13,549
Other	34	40,427

Total Europe	21,994	157,659

Asia-Pacific
Australia	—	43,437
Other	193	9,835

Total Asia-Pacific	193	53,272

Total	$22,337	$526,309

20.    EQUITY INVESTMENT WRITE-OFF AND LOSS

        On July 1, 2002, InterNeXt, the Company's data/Internet subsidiary in France, filed for insolvency administration. As a result of this filing, the Company no longer maintains the ability to control the operations of InterNeXt. Accordingly, the Company began accounting for the investment in InterNeXt, effective July 1, 2002, using the equity method of accounting in accordance with APB No. 18, "The Equity Method of Accounting for Investments in Common Stock." The Company believes the equity method is appropriate given their ability to exercise significant influence over the operating and financial policies of InterNeXt. During the three months ended September 30, 2002, the Company did not believe that it would be able to recover the carrying amount of its equity investment in InterNeXt based on the latest insolvency administration proceedings. In accordance with APB No. 18, the Company believed the loss in value of the equity investment to be other than temporary and correspondingly wrote-off the investment of $0.3 million.

        On October 1, 2002, the Company transferred shares of its German mobile accessories business, Cards & Parts, to the minority stockholders of that business, which reduced the Company's ownership interest to 49%. As a result, the Company no longer maintains the ability to control the operations of Cards & Parts. Accordingly, the Company began accounting for the investment in Cards & Parts, effective October 1, 2002, using the equity method of accounting in accordance with APB No. 18, "The Equity Method of Accounting for Investments in Common Stock." The Company believes the equity method is appropriate given its ability to exercise significant influence over the operating and financial policies of Cards & Parts. On October 4, 2002, Cards & Parts filed for insolvency administration. During the three months ended December 31, 2002, the Company did not believe that it would be able to recover the carrying amount of its equity investment in Cards & Parts based on the latest insolvency administration proceedings. In accordance with APB No. 18, the Company believed the loss in value of the equity investment to be other than temporary and correspondingly wrote-off the investment of $2.8 million.

        As of October 1, 2002, the Company amended its contractual agreements to give up its right to control the Board of Directors and the operations of Bekko, its data/Internet investment in Japan. As a result, the Company deconsolidated Bekko in October 2002 and recorded an equity investment. During the three months ended December 31, 2002, the Company recorded a loss of $0.1 million in value of its equity investment in Bekko.

21.    GAIN ON EARLY EXTINGUISHMENT OF DEBT

        In January 2002, the Company made open market purchases of $32.5 million principal amount of high yield debt securities for which it paid $4.4 million in cash. In particular, the following high yield debt securities were purchased: $21.5 million principal amount of the January 1999 Senior Notes and $11.0 million principal amount of the October 1999 Senior Notes. These transactions resulted in a gain of $27.3 million, or $0.43 per basic and diluted share, slightly offset by the write-off of related deferred financing costs.

        In November 2002, the Company made open market purchases of $20.5 million principal amount of high yield debt securities for which it paid $10.7 million in cash. In particular, the following high yield debt securities were purchased: $1.7 million principal amount of the January 1999 Senior Notes and $18.8 million principal amount of the 1998 Senior Notes. These transactions resulted in a gain of $9.4 million, or $0.15 per basic and diluted share, slightly offset by the write-off of related deferred financing costs.

        The above senior notes purchased by the Company have been cancelled as of December 31, 2002.

22.    SUBSEQUENT EVENTS

        In January 2003, the Company made an open market purchase of $43.7 million principal amount of the 1997 Senior Notes. This transaction will result in a gain of $6.7 million during the three months ending March 31, 2003. In February 2003, the Company retired the entire principal amount of $43.7 million repurchased in January.

        In January 2003, the Company continued to transition customers from C&W, which resulted in additions to the customer list and the corresponding liability of $4.7 million. The purchase price will be paid through a deferred payment arrangement over a two-year period up to a maximum of $32 million.

        In February 2003, the 8% performance adjustment feature of the Series C Convertible Preferred stock, which was payable in cash or stock at the Company's option, has been extinguished prospectively as the Company achieved one of the performance milestones.

        The Company is party to a number of secured loans that were arranged under a facility to fund the purchase of telecommunications equipment (the "Equipment Facility"). On February 27, 2003, the lenders under the Equipment Facility, NTFC Capital Corporation and General Electric Capital Corporation, signed an agreement with the Company in February 2003 to amend the terms of the Equipment Facility to, among other things, defer principal payments otherwise due during the period from January 2002 through June 2003, and decrease the interest rates to 8.0% from a range between 9.72% to 11.56%. The amended terms have been reflected in the consolidated financial statements and notes for the year ended December 31, 2002. As of December 31, 2002, the Company had outstanding borrowings of $57.7 million under the Equipment Facility.

SCHEDULE II

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

VALUATION AND QUALIFYING ACCOUNTS

        Activity in the Company's allowance accounts for the years ended December 31, 2002, 2001 and 2000 was as follows (in thousands):

	Doubtful Accounts Receivable
Period	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions	Other(1)	Balance at End of Period
2000	$36,453	$17,756	$(23,713)	$3,968	$34,464
2001	$34,464	$40,235	$(52,310)	$—	$22,389
2002	$22,389	$28,089	$(27,072)	$—	$23,406

	Deferred Tax Asset Valuation
Period	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions	Other	Balance at End of Period
2000	$128,622	$53,841	$—	$—	$182,463
2001	$182,463	$43,174	$—	$—	$225,637
2002	$225,637	$20,313	$—	$—	$245,950

(1)
Other additions represent the allowances for doubtful accounts receivable, which were recorded in connection with business acquisitions.

S-1

Exhibit Index

Exhibit Number	Description
23.1	Independent Auditors' Consent
32.1	Certification*

*
This certification (1) is furnished with this Form 8-K if and to the extent that Form 8-K is determined to be a "periodic report" within the meaning of Section 906 of the Sarbanes-Oxley Act of 2002 and will not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act (15 U.S.C. 78r), and (2) will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference.

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  Item 5. Other Events.
  Item 7. Financial Statements and Exhibits
  Item 9. Regulation FD Disclosure.
SIGNATURE
INDEPENDENT AUDITORS' REPORT
PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)
PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED CONSOLIDATED BALANCE SHEETS (in thousands, except share amounts)
PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (in thousands)
PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (in thousands)
PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SCHEDULE II PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED VALUATION AND QUALIFYING ACCOUNTS
Exhibit Index